Exhibit 10.3

[date]

(1) LOAR GROUP INC., AS PURCHASER

(2) LOAR HOLDINGS INC., AS PURCHASER PARENT

(3) EACH OF THE SELLERS IDENTIFIED HEREIN

SECURITIES PURCHASE AGREEMENT

WITH RESPECT TO THE SECURITIES OF

ASC3 LMB TOPCO AND ASC3 LMB FINCO

	8.3 Governmental Authorizations, Consent	35
	8.4 Financing	36
	8.5 Compliance with Laws	36
	8.6 Acknowledgements	37

9.	Representations of the Sellers	38

	9.1 General Representations by each Seller Individually	38
	9.2 Additional Representations by the Sellers on a Several Basis	40
	9.3 Additional Representations by the FinCo Shareholders on a Several Basis	40

10.	Indemnification by the Sellers	41

	10.1 Nature of the Sellers’ Obligations	41
	10.2 Computation	41
	10.3 Double Claims	42
	10.4 Mitigation – Cooperation	43
	10.5 Allocation of Liability – Maximum Liability	43
	10.6 Conduct of Claims – Time Limitation	44
	10.7 Payments	45
	10.8 W&I Insurance	46

11.	PURCHASER PARENT GUARANTEE	47

12.	Termination	47

	12.1 Primary Causes	47
	12.2 Non-Satisfaction of the Required Clearance CP	48
	12.3 Effect of Termination	48

13.	Confidentiality	49

	13.1 Public Announcements	49
	13.2 Non-Disclosure	49
	13.3 No recourse against non-Parties	50

14.	Miscellaneous	51

	14.1 Further Actions	51
	14.2 Sellers’ Agent	51
	14.3 Notices and Communications	52
	14.4 Costs and Expenses	53
	14.5 Absence of third-party rights – Assignment	53
	14.6 Heirs and Successors	54
	14.7 Entire Agreement	54
	14.8 No hardship	54
	14.9 Counsels and legal advisors	55
	14.10 No Prior Notice of Breach	55
	14.11 Explicit waivers of the Purchaser	55
	14.12 Specific Performance	55
	14.13 Effect of the Agreement	55

14.14 Intangibility of the Agreement	56
14.15 Waivers and Amendments	56
14.16 Severability	56
14.17 Governing Law and Disputes	56
14.18 Electronic signature	56

List of Schedules	58

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of [•] 2025, by and between:

(1)

LOAR GROUP INC., a company organized under the laws of Delaware USA, its registered office at 20 New King Street, White Plains, NY 10604, USA and registered with the Registry of Commerce and Companies of the Secretary of State of Delaware under number 5083988, duly represented for the purposes hereof (the “Purchaser”);

(2)

LOAR HOLDINGS INC., a company organized under the laws of Delaware USA, its registered office at 20 New King Street, White Plains, NY 10604, USA and registered with the Registry of Commerce and Companies of the Secretary of State of Delaware under number 65118870, duly represented for the purposes hereof (the “Purchaser Parent”);

ON THE ONE HAND

EACH OF:

(3)

ACE AÉRO PARTENAIRES, a société de libre partenariat organized under the laws of France, having its registered office at 32, rue de Monceau – 75008 Paris and registered with the Registry of Commerce and Companies of Paris under number 888 238 573 – Plateforme Compartment (AAP Plateforme), represented by its management company, Tikehau Investment Management, a société par actions simplifiée having its registered office at 32, rue de Monceau – 75008 Paris and registered with the Registry of Commerce and Companies of Paris under number 491 909 446 (the “TIM”);

(4)

ACE AÉRO PARTENAIRES, a société de libre partenariat organized under the laws of France, having its registered office at 32, rue de Monceau – 75008 Paris and registered with the Registry of Commerce and Companies of Paris under number 888 238 573 – Support Compartment (AAP Support), represented by its management company, TIM;

(5)

ACE LMB FUND, a fund represented by its management company, TIM (AAP Plateforme, AAP Support and ACE LMB Fund, together, acting severally but not jointly (conjointement mais non solidairement, “Tikehau”);

(6)

Such other Persons identified in Schedule (6) (the “Other FinCo Shareholders”, and Tikehau with the Other FinCo Shareholders, acting severally but not jointly (conjointement mais non solidairement), the “FinCo Sellers” or the “FinCo Shareholders”);

(7)	THOMAS BERNARD, a French citizen, born on 17 April 1974 in Limoges (87), residing at 5960 SW, 79th, FL 33143, South Miami, USA (“Thomas Bernard”);

(8)

The individuals whose names and addresses are set out in Schedule (8), acting severally but not jointly (conjointement mais non solidairement), duly represented for the purpose hereof (the “Other Individual Sellers”),

(9)	Such other Persons identified in Schedule (9) (the “CA Sellers”);

the Parties (3) to (9), acting severally but not jointly (conjointement mais non solidairement), are hereinafter referred to collectively as the “Original Sellers” and individually as an “Original Seller”;

ON THE OTHER HAND

The Purchaser and the Original Sellers are hereinafter referred to collectively as the “Original Parties” and individually as an “Original Party”;

(10)	Such other Persons who may become parties to this Agreement in accordance with the terms of Section 5.1 (the “Additional Sellers”);

The Additional Sellers and the Original Parties, acting severally but not jointly (conjointement mais non solidairement), are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

IN THE PRESENCE OF:

(11)

ASC3 LMB TOPCO, a société par actions simplifiée organized under the laws of France, having its registered office at 36, avenue Pierre et Marie Curie, 19360 Malemort, registered with the Trade and Company Registry of Brive under the number 908 675 119 (the “Company”); and

(12)

ASC3 LMB FINCO, a société par actions simplifiée organized under the laws of France, having its registered office at 32, rue de Monceau, 75008 Paris, registered with the Trade and Company Registry of Paris under the number 902 040 302, duly represented for the purposes hereof (“FinCo”).

RECITALS:

WHEREAS:

(A)

On the date of this Agreement, the Company has issued 31,584,459 Ordinary Shares, 88,566,621 Preferred Shares 1 and 700,437 Preferred Shares 2 (the “Securities”). In addition, (i) up to a maximum of 30,000 additional Preferred Shares 2 have been granted for free on 21 May 2024 to Renaud Severac and are currently subject to a vesting period (période d’acquisition) expiring on 21 May 2025, it being specified that 15,000 of such Preferred Shares 2 shall not be issued on 21 May 2025 if the Closing has occurred prior to such date at the latest (excluded) (the “Unvested Free Shares”), and (ii) 131,303 Preferred Shares 2 which are currently held by the Company itself shall be cancelled prior to Closing Date.

(B)

On the date hereof, (i) the Original Sellers and FinCo hold the number of Securities set forth opposite their respective names in the table set forth as Schedule (B)(i) and (ii) FinCo has issued 101,438,085 shares (the “FinCo Shares”) which are allocated between the FinCo Shareholders as set forth in Schedule (B)(ii).

(C)

The Company holds, directly or indirectly, the percentage of ownership in the Subsidiaries as detailed in the organizational chart in Schedule (C). The Company and the Subsidiaries shall hereinafter be referred to collectively as the “Group Companies” and individually as a “Group Company”.

(D)

As part of the proposed acquisition of the Transferred Securities (as defined below) and prior to the date hereof, the Purchaser and its advisors have had access to and have been able to review the VDD Reports, and a number of documents and information of a financial, accounting, tax, legal, employment law, real estate, environmental and operational nature concerning the Group Companies and FinCo during a due diligence process carried out from 17 December 2024 to 19 February 2025 (including through the Data Room). During the due diligence process and the negotiation of this Agreement, satisfactory information was provided to the Purchaser in response to queries raised. Furthermore, the Purchaser has attended site visits and several presentations of the Group Companies and a number of question and answer sessions with certain members of the Group Companies’ management.

(E)

The findings resulting from the due diligence process, including, without limitation, the analysis of the information disclosed, conducted by the Purchaser and/or its advisors and experts, have been deemed satisfactory to the Purchaser, which has confirmed its interest in acquiring the Group Companies and FinCo.

(F)

On 20 February 2025, the Purchaser, the Sellers’ Agent and Thomas Bernard entered into an agreement pursuant to which, among other things, the Purchaser has undertaken to acquire the Transferred Securities on the terms and subject to the conditions set out in this Agreement (the “Put Option”).

(G)

The social and economic committee (comité social et économique) of LMB S.A.S. has been duly informed and consulted in accordance with the applicable laws and regulations and the necessary opinion (avis) was rendered or is deemed to have been rendered in accordance with applicable Laws.

(H)

The Sellers (each in respect of the Transferred Securities which that Seller will own immediately prior to Closing) desire to sell, and the Purchaser desires to purchase, all the Transferred Securities upon the terms and subject to the conditions set forth herein (the “Transaction”). The Parties have therefore decided to enter into this Agreement, which sets out the terms and conditions pursuant to which the Sellers transfer to the Purchaser, and the Purchaser acquires from the Sellers, all the Transferred Securities.

NOW, THEREFORE, THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions

In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals) and unless the context otherwise requires, the following terms shall have the following meanings:

“Additional Seller Instrument of Adherence” has the meaning ascribed to it in Section 5.1(b);

“Additional Sellers” has the meaning ascribed to it in the presentation of the Parties;

“Affiliate” means, in relation to any specified Person, any Person that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the specified Person, it being agreed that, for the purpose of this definition:

(i)

with respect to any natural Person, the term “Affiliate” shall include (i) its spouse, partner within the meaning of the civil partnership (pacte civil de solidarité), siblings and direct ascendants and descendants, and (ii) any entity that is Controlled by, or is in under common Control with such natural Person or spouse, partner within the meaning of the civil partnership (pacte civil de solidarité), siblings and direct ascendants and descendants of such natural Person;

(ii)

with respect to Tikehau, the term “Affiliate” shall not include any portfolio companies held or invested in, directly or indirectly, by any partnership, fund or investment vehicle managed or advised by Tikehau Investment Management or any of its Affiliates, nor the managers, directors, officers and employees of Tikehau Investment Management;

(iii)	with respect to the Other FinCo Shareholders, the term “Affiliate” shall only include Amundi PEF and any funds advised or managed by Amundi PEF;
(iv)	with respect to the CA Sellers, the term “Affiliate” will not apply; and

(v)	with respect to the Sellers, the term “Affiliate” shall not include FinCo or any of the Group Companies;

“Agreement” means this agreement and the schedules hereto, as such agreement and such schedules may be amended from time to time;

“Anti-Corruption Regulations” means (i) the French legal and regulatory provisions relating to the fight against corruption and trafficking in influence, including but not limited to those set forth in Book IV, Title III “Des atteintes à l’autorité de l’Etat” and Title IV “Des atteintes à la confiance publique” of the French Criminal Code (Code pénal) and (ii) any of the foreign regulations relating to the fight against corruption having an extraterritorial application, in particular the American (Foreign Corrupt Practices Act of 1977) and the British (UK Bribery Act of 2010) ones, each as amended, to the extent these measures are applicable;

“Anti-Money Laundering and Financing of Terrorism Regulations” means (i) any French legal and regulatory provisions relating to fight against money laundering, including but not limited to those set forth in Book III, Title II “Des autres atteintes aux biens” of the French Code pénal, and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Code pénal and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les lotteries, jeux et paris prohibés et l’évasion et la fraude fiscale” of the French Code monétaire et financier and (ii) the foreign regulations relating to fight against money laundering and financing of terrorism, to the extent these measures are applicable;

“Attributable Fraction” when used with respect to a Seller, means the fraction having for numerator, the Portion of such Seller, and for denominator, the Purchase Price, except that in relation to any claim made by the Purchaser that a FinCo Shareholder has breached any of the representations and warranties set forth in Section 9.3 or has received a Leakage from FinCo, such fraction shall instead be the Attributable FinCo Fraction;

“Attributable FinCo Fraction” means the fraction having for numerator, the number of FinCo Shares held by such FinCo Shareholder at Closing and for denominator, the total number of outstanding FinCo Shares as at Closing Date;

“Bankruptcy Proceedings” means a “procédure d’alerte”, “mandat ad hoc”, “procédure de conciliation”, “procédure de sauvegarde” (including “procédure de sauvegarde accélérée” and “procédure de sauvegarde financière accélérée”), “redressement judiciaire”, “liquidation judiciaire”, “administration judiciaire”, “suspension provisoire des poursuites”, “cessation des paiements”, or any equivalent concepts or proceedings as defined or provided under Chapitre IV, Titre III of Livre II and Livre VI of the French Commerce Code (Code de commerce) or any similar or analogous insolvency or bankruptcy tests, concepts or proceedings under applicable Law in any competent jurisdiction;

“Business Day” means every day except Saturdays, Sundays and statutory holidays in Paris, France and New York (USA) on which the main commercial banks in Paris and New York are open for the transaction of normal banking business;

“Business R&W” has the meaning ascribed to it in Section 10.8(b).

“Closing” means the completion of the sale and purchase of the Transferred Securities and the transfer of ownership (transfert de propriété) of the Transferred Securities to the Purchaser pursuant to Section 6;

“Closing Actions” means all the actions to be completed by each of the Parties to the Agreement for the valid completion of the Transaction at Closing;

“Closing Date” means the date on which Closing shall take place in accordance with Section 6.1;

“Closing Payments” has the meaning ascribed to it in Section 6.1(c);

“Company” has the meaning ascribed to it in the presentation of the Parties;

“Condition Precedent” has the meaning ascribed to it in Section 4;

“Connected Persons” when used with reference to a specified Person, means the Affiliates of such specified Person and the general partners, agents, directors, employees, representatives, auditors and advisors of such specified Person and its Affiliates, and where applicable, his/her spouse, partner, ascendant, descendant or collateral (of first degree), his/her spouse or partner’s ascendant, descendant or collateral (of first degree), and any Affiliate of such spouse, partner, ascendant, descendant or collateral (of first degree);

“Control” (including the terms “Controlled” or “Controlling”) means the direct or indirect controlling power of an Entity or of an individual over another Entity as defined in article L. 233-3 of the French Commercial Code (Code de commerce) (except for section III of said article), it being specified that an investment fund shall be deemed Controlled by its management company;

“Data Room” means the virtual data room hosted by Intralinks to which the Purchaser and its advisors had access from 17 December 2024 to 19 February 2025;

“Data Room Documents” means the information and documents to which the Purchaser and its advisors had access in the Data Room (including the VDD Reports) together with all the questions and answers in relation thereto exchanged between the Sellers and the Purchaser and their respective advisors in the Data Room, as such documents and information has been copied on a USB stick that shall be delivered by the Sellers to the Purchaser on Closing Date;

“Deducted Sellers’ Expenses” has the meaning ascribed to it in Section 6.2(a);

“Disclosed Information” means the Information Memorandum, the VDD Reports, the Data Room Documents, the contents of this Agreement, its schedules and all other agreements entered into or to be entered into in connection or pursuant to this Agreement, the information made available to the Purchaser, its Affiliates and its advisors in the Data Room;

“Donations” has the meaning ascribed to it in Section 5.1(a);

“Donees” has the meaning ascribed to it in Section 5.1(a);

“Encumbrance” means any pledge (nantissement), guarantee (gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), ownership right (démembrement), easement or right of way (servitude), claim, charge, usufruct, encumbrance, security interest (sûreté), right of first refusal or right of first offer, option, right of pre-emption or similar rights (including pursuant to the articles of association or any other agreement if such right has not been waived or complied with), as well as any other right (droit réel) which has the purpose or the effect of restricting the ownership, the use or the transferability of the relevant asset or security;

“Entity” means any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organization, enterprise or entity, whether or not vested with the attributes of a legal person (personne morale);

“Equity Value” has the meaning ascribed to it in Section 3.1(a);

“Estate Organization Transfer” has the meaning ascribed to it in Section 5.1(b);

“Existing Facilities” means, collectively, the Existing Facilities Agreements and any financing arrangements taken in accordance with the terms of the foregoing, such as hedging arrangements, if any;

“Existing Indebtedness” means all outstanding and unpaid amounts owing as at the Closing Date (in principal, interest, penalties, costs for release of Encumbrances, and any other sums) by (x) the Group Companies pursuant to, or in connection with, the Existing Facilities (including, without limitation, all break fees due in connection with the voluntary prepayment of any sums due by the Group Companies pursuant to, or in connection with the Existing Facilities), determined in accordance with the terms of the Existing Facilities Agreements, and (y) by FinCo pursuant to shareholders’ loans, in each case as notified in the Pre-Closing Notice in accordance with Section 5.2;

“Existing Facilities Agreements” means:the senior facilities agreement, dated 8 March 2022, entered into between, amongst others, (i) the Company as Topco, (ii) ASC3 LMB Holding as borrower, (iii) Banque CIC Sud Ouest, Caisse Régionale de Crédit Agricole Mutuel de Centre France, CIC Private Debt as arrangers, (iv) Crédit Lyonnais as agent and security agent and (v) the financial institutions and entities listed in schedule 1 of the senior facilities agreement as lenders, in relation to the EUR 69,000,000 refinancing facility and EUR 20,000,000 uncommitted capex facility to be made available by the lenders to ASC3 LMB Holding.

“Existing Shareholders’ Agreements” means the following shareholders’ agreements, as amended from time to time:

(a)	the shareholders’ agreement entered into on 8 March 2022 by the shareholders of the Company (as may amended from time to time); and

(b)	the shareholders’ agreement entered into on 8 March 2022 by the FinCo Shareholders and the Sellers listed in Schedule (9) (as may amended from time to time);

“Expiry Date” has the meaning ascribed to it in Section 10.6(e);

“Fight Against Money Laundering and Financing of Terrorism Regulations” means (i) any French legal and regulatory provisions relating to fight against money laundering, including but not limited to those set forth in Book III, Title II “Des autres atteintes aux biens” of the French Criminal Code (Code pénal), and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Criminal Code (Code pénal) and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les loteries, jeux et paris prohibés et l’évasion et la fraude fiscale” of the French Monetary and Financial Code (Code monétaire et financier) and (ii) any of the foreign regulations relating to fight against money laundering and financing of terrorism, to the extent these measures are applicable;

“Financing Commitments” means the Incremental Term Facility Commitment Letter, dated 20 February 2025, addressed to the Purchaser by Blackstone Alternative Credit Advisors LP (on behalf of the funds, accounts and clients managed, advised or sub- advised by it or its affiliates), a copy of which is attached as Schedule 8.4(b) to this Agreement;

“FinCo” has the meaning ascribed to it in the presentation of the Parties;

“FinCo Net Cash Position” means an amount (whether positive or negative) calculated as of the Closing Date and equal to (i) FinCo’s cash in hand, credit balances in deposit, current or saving account and the market value of marketable securities acquired for cash management purposes, in each case, maturing within 90 days after the Closing Date less (ii) loans, facilities and other indebtedness for borrowed money together with all accrued interest and any break fees due in connection with the voluntary prepayment of such loans, facilities and other indebtedness.

“FinCo Sellers” has the meaning ascribed to it in the presentation of the Parties;

“FinCo Shareholders” has the meaning ascribed to it in the presentation of the Parties;

“FinCo Shares” has the meaning ascribed to it in Paragraph (B) of the Recitals;

“Governmental Authority” means any international or supranational (including the United Nations and the European Union), federal, state or local government or political subdivision thereof, as well as any agency or instrumentality of such government or political subdivision having any executive, legislative, regulatory or judicial powers, including any ministry, agency, department, bureau office, administrative body, public administration, independent administrative authority or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority or other similar Person (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction;

“Governmental Authorization” means any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority;

“Group Company(ies)” has the meaning ascribed to it in Paragraph (C) of the Recitals;

“Guaranteed Obligations” has the meaning ascribed to it in Section 11(a);

“Individual Net Purchase Price” when used with respect to a Seller, means an amount equal to: (i) the Portion of such Seller (ii) minus its Attributable Fraction of the Sellers’ Agent Expenses which can be deducted from its Portion in accordance with Section 6.2(a);

“Information Memorandum” means the information memorandum relating to the Group Companies named « Group Summary Presentation », dated as of July 2024 and prepared by Amala Partners and Royal Bank of Canada;

“Insurance Premium” means the insurance premium due under the W&I Insurance;

“Intellectual Property Rights” has the meaning ascribed to it in the Warranty Deed;

“Key Employee” means any employee or corporate officer of any of the Group Companies whose annual gross fixed remuneration exceeds EUR 64,000;

“Law(s)” means any applicable statute, law, ordinance, rule, regulation, order, decree, verdict, judgment, injunction, permit, license, approval or decree enacted, adopted, issued or promulgated by any Governmental Authority (including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable as of the date of this Agreement;

“Leakage” means any of the following events which occurs on or after the Locked Box Date and before Closing (included) in each case to or on behalf of, or for the benefit of, a Seller or any of its Affiliates or Connected Persons:

(a)

any dividend or other distribution (whether in cash or in kind) declared, authorized, paid or made (whether, actual or deemed) by any Group Company to any of the Sellers or their Affiliates or Connected Persons (other than the Group Companies);

(b)

any payment made by or on behalf of any Group Company to any of the Sellers or their Affiliates or Connected Persons (other than the Group Companies) in respect of a loan, share capital or other securities of any Group Company being issued, redeemed, purchased or repaid or any return of capital;

(c)	the payment of any management, entry or exit, monitoring or similar fees by any Group Company to any of the Sellers or their Affiliates or Connected Persons (other than the Group Companies);

(d)

any transaction or retention bonus and/or any other amounts payable to any employee, director or officer of any of the Group Companies or any of the Sellers or their Affiliates or Connected Persons in each case in connection with, or crystalizing as a result of this Agreement or the completion of the Transaction;

(e)

the payment by any Group Company to any of the Sellers or their Affiliates or Connected Persons or to any third party, in respect of any fees of professional advisers or other costs, finder fees or commission incurred by any of the Group Companies or the Sellers or their Affiliates or Connected Persons in connection with the Transaction;

(f)	any direct or indirect transfer of any asset, right or benefit of any Group Company to any of the Sellers or their Affiliates or Connected Persons;

(g)	any direct or indirect transfer to, or assumption by, any Group Company of any liability or obligation of any of the Sellers, their Affiliates or Connected Persons;

(h)

any waiver, deferral, release, or discount by any Group Company of any amounts owed to that Group Company by any of the Sellers or their Affiliates or Connected Persons or any assumption or discharge of any liability or obligation by any Group Company;

(i)	the creation of any Encumbrance in respect of any Group Company in favour of any of the Sellers or their Affiliates or Connected Persons;

(j)	any agreement or undertaking to do any of the matters set out in (a) to (i) above;

(k)	for any of the foregoing paragraphs (a) to (j), to the extent performed by a third party on behalf of or for the benefit of a Seller or any of their Affiliates or Connected Persons;

(l)	any Tax to the extent that it arises or is incurred in respect of any of the payments or matters contemplated by Paragraphs (a) to (k) above,

but excluding any Permitted Leakage;

“Locked Box Date” means 1st July 2024;

“Long Stop Date” means 31 July 2025 (at 23.59 pm CET);

“Loss” means any loss, damage or liability and reasonable out-of-pocket expenses relating thereto (including any reasonable attorneys’ and consultants’ fees incurred in the investigation, collection, prosecution and defense of any third party claim, fines and penalties) that are suffered, sustained or incurred by the Purchaser, provided that (i) a Loss shall qualify as a préjudice prévisible, direct et certain under French Law, (ii) a Loss shall not include any contingent (éventuels), indirect, unpredictable and/or unforeseen (imprévisible) loss, any consequential, punitive or potential damages, any loss of profit (manque à gagner), any loss of future revenus (perte de revenus futurs), any loss of opportunity (perte de chance) and any diminution of value, and that (iii) the Loss shall exclude the effect of any application of any multiple to any accounting value or other valuation methodology which may be implicit in the Purchase Price;

“Non-Party Affiliates” has the meaning ascribed to it in Section 13.3(a);

“Non-Party Individuals” has the meaning ascribed to it in Section 13.3(b);

“Ordinary Course of Business” means, with respect to the Group Companies, any action that is similar in nature and magnitude to actions customarily and typically taken in the ordinary course of the normal day-to-day operations of the Group Companies and which is consistent with the management practices of the Group Companies during the two (2) years preceding the date of this Agreement;

“Ordinary Shares” means the outstanding ordinary shares issued by the Company as at the Closing Date;

“Organizational Documents” means when used with respect to (i) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutional documents of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (ii) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutional documents, as the same may be amended, supplemented or otherwise modified from time to time;

“Original Parties” has the meaning ascribed to it in the presentation of the Parties;

“Original Sellers” has the meaning ascribed to it in the presentation of the Parties;

“Paragraph” means a paragraph of this Agreement;

“Party(ies)” has the meaning ascribed to it in the presentation of the Parties;

“Permitted Beneficiary” has the meaning ascribed to it in Section 5.1(b);

“Permitted Leakage” means any of the following:

(a)	any payments set out in Schedule 1.1;

(b)

any amount paid or to be paid to any Seller or their Connected Persons pursuant to their current services, management fees, employment or mandate arrangements (including fixed or variable remuneration, bonuses, directors’ fees and costs with respect to company vehicles) or in reimbursement of business expenses in accordance with company policies, in each case in the Ordinary Course of Business; or made pursuant to the applicable arrangements as fairly disclosed in the Disclosed Information, or made pursuant to the Law or any applicable collective agreement;

(c)

any payment by or liability incurred by any of the Group Companies (or made on the behalf of any such Group Company) made pursuant to, and explicitly stated or explicitly required, in accordance with the provisions of this Agreement (including its schedules);

(d)

any payment by any of the Group Companies (or made on the behalf of any such Group Company) with the prior written approval of the Purchaser and with specific acknowledgement of such amount being Permitted Leakage;

(e)

any payment or liability (including any penalty or break-up fee) incurred in connection with the Existing Indebtedness (including their repayment as at the Closing Date), including costs and expenses incurred to release the existing Encumbrances;

(f)	the fees and expenses of professional advisors incurred in connection with the preparation of the VDD Reports released to the Purchaser;

(g)	the costs incurred in connection with the opening and maintenance of the Data Room; and

(h)

any Tax to the extent that it arises or is incurred in respect of any of the payments or matters contemplated by Paragraphs (a) to (g) above, it being agreed, for sake of clarity, that any applicable social security charges or VAT paid on any amount referred to under Schedule 1.1 and in items (a) to (g) above will not be considered as a Leakage.

“Person” means a natural person, Entity or Governmental Authority;

“Personal Holding” has the meaning ascribed to the term “Holding Dirigeant” in the Existing Shareholders’ Agreements;

“Plan Epargne en Actions (PEA)” means Plan d’épargne en actions (as defined under articles L. 221-30 et seq. of the French Monetary and Financial Code (Code monétaire et financier)) or a Plan d’épargne en actions destiné au financement des petites et moyennes entreprises et des entreprises de taille intermédiaire (as defined under articles L. 221-32-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier));

“Portion”, when used with respect to a Seller, means the portion of the Purchase Price allocated to the Transferred Securities owned by such Seller, as determined on the basis of the Unitary Prices;

“Pre-Closing Notice” has the meaning ascribed to it in Section 5.2;

“Preferred Shares 1” means the outstanding preferred shares of category “1” issued by the Company as at the Closing Date, the terms and conditions of which are governed by the articles of association of the Company;

“Preferred Shares 2” means the outstanding preferred shares of category “2” issued by the Company as at the Closing Date, the terms and conditions of which are governed by the articles of association of the Company;

“Purchase Price” has the meaning ascribed to it in Section 3.1(b);

“Purchaser Parent” has the meaning ascribed to it in the presentation of the Parties;

“Purchaser” has the meaning ascribed to it in the presentation of the Parties;

“Put Option Date” means the date of the Put Option, i.e., 20 February 2025;

“Records” has the meaning ascribed to it in Section 7.1;

Required Authority” means the French Ministry of Economy.

“Required Clearance” means a Governmental Authorization (as the case may be, subject to certain conditions or undertakings) by any Required Authority authorizing or not objecting to (where such non-objection is under applicable Law construed as an authorization to complete Closing) the Closing, including the expiry of the applicable waiting period where such an expiry is deemed to be a Governmental Authorization;

“Required Clearance CP” has the meaning ascribed to it in Section 4.1;

“Sanction Authority” means the United Nations, the United States of America, the European Union, the Republic of France, the United Kingdom and Hong Kong Special Administrative Region of the People’s Republic of China or any Governmental Authority of such States or institution (including the United Nations Security Council, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State and/or US Department of Commerce or any other agency of the US government, the Direction du Trésor, Her Majesty’s Treasury and HKMA) or any other governmental, trade and financial sanctions authorities or central banks with jurisdiction over the Group Entities;

“Sanction” or “Sanction Laws” means any Law, regulation, rules or other restrictive measure imposing financial, commercial, trade or economic sanctions or embargos or asset freezing decided, issued, enacted, adopted, administrated, applied, imposed, enforced and/or implemented by any Sanction Authority;

“Sanctioned Country” means a country (or part thereof) subject to Sanctions by a Sanction Authority or whose government is subject to Sanctions by a Sanction Authority;

“Sanctioned Person” means (a) a Person listed on the Sanctions Laws-related list of designated persons maintained by any Sanction Authority, (b) a Governmental Authority of, or a citizen or permanent resident of, or an entity organized under the Laws of, or a Person located in any Sanctioned Country, or (c) a Person owned fifty percent (50%) or more by, or otherwise controlled by, any Person described in (a) or (b) above;

“Sanctions Regulations” means any restrictive measures enacted, adopted, administered, imposed or enforced by any Sanction Authority, to the extent these measures are applicable;

“Schedule” means a schedule to this Agreement;

“Section” means a section of this Agreement;

“Securities” has the meaning ascribed to it in Paragraph (A) of the Recitals;

“Sellers” means the Original Sellers and, the Additional Sellers, if any;

“Sellers’ Agent” has the meaning ascribed to it in Section 14.2(a);

“Sellers’ Agent Expenses” means the fees and expenses incurred by the Sellers’ Agent on behalf of the Sellers (including the fees of the advisors advising the Sellers), in connection with the Transaction, as set out in the Pre-Closing Notice;

“Subsidiary” when used with reference to a specified Person, shall mean any incorporated Entity of which more than 50% of the issued share capital and voting rights exercisable at a shareholders meeting is at the time owned, directly or indirectly through one or more intermediaries, by such Person;

“Taxes” means all statutory taxes, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and local or municipal imposition, duties, contributions and levies (including social security contributions), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise), and any related interest or penalties, imposed by any Governmental Authority;

“Transaction” has the meaning ascribed to it in Paragraph (H) of the Recitals;

“Transferred Securities” means (i) all the Ordinary Shares other than the Ordinary Shares held by FinCo, (ii) all the Preferred Shares 1 other than the Preferred Shares 1 held by FinCo, (iii) all the Preferred Shares 2, and (iv) all the FinCo Shares;

“Unitary Price” shall mean the amount corresponding to the ratio of (x) the portion of the Purchase Price allocated to the relevant category of Transferred Securities pursuant to the respective terms and conditions of all the Transferred Securities (as summarized in Schedule 3.2) on (y) the total number of Transferred Securities of such category then issued by the Company; and

“Unvested Free Shares” has the meaning ascribed to it in Paragraph (A) of the Recitals;

“VDD Reports” means (i) the Tax Vendor Fact Book issued by Deloitte dated 5 December 2024, (ii) the Labour Vendor Fact Book issued by Deloitte dated 13 September 2024, (iii) the Legal Vendor Fact Book issued by Deloitte dated 5 December 2024, and (iv) the Financial Vendor Due Diligence report issued by Deloitte dated 5 November 2024; and

“W&I Insurance” has the meaning ascribed to it in Section 10.8(a);

“Warrantors” has the meaning ascribed to it in Section 5.7; and

“Warranty Deed” has the meaning ascribed to it in Section 5.7.

1.2	Principles of Interpretation

(a)

The words “includes” and “including” (and any other equivalent term) shall mean including without limitation; the words “especially,” and “in particular, “ shall be interpreted as though they were followed by the phrase “but not limited to”; the word “or” is not exclusive and shall be deemed to include the term “and”.

(b)

Any reference herein to “Preamble”, “Recitals”, “Section”, “Paragraph” or “Schedule” shall be deemed a reference to the preamble, the recitals, a section or a paragraph of, or a schedule to this Agreement unless otherwise specified and shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein, and references to “this Agreement” shall be deemed to include the same. The words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

(c)	The words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof) shall be construed as a reference to the French legal concept of “porte-fort”.

(d)

The phrases “best efforts” and “best endeavors” shall be interpreted as an “obligation de moyens renforcée” and the phrases “reasonable efforts” and “reasonable endeavors” shall be interpreted as an “obligation de moyens simple”, in each case as interpreted by French courts.

(e)	Headings to Sections or Paragraphs and Schedules are for information only and are to be ignored in construing the same unless the context otherwise requires.

(f)	Definitions given for a noun also apply mutatis mutandis to verbs, adjectives and adverbs that have the same root and vice versa.

(g)	Words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

(h)

The provisions of articles 640 to 642 of the French Code of Civil Procedure (Code de procédure civile) shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein.

(i)	Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement.

(j)

Any reference to “written” or “writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen), or other writing in non-transitory form.

(k)

Any term appearing in French shall prevail over its English translation. Any reference to a French legal concept shall be construed as including a reference to any similar concept in any applicable Laws.

(l)

References to “it” or “its” when referring to a Party or the Parties shall be deemed to refer also to “him” or “his” or to “her” and “her” and appropriately capture a Party or the Parties in both individual and corporate capacities. References to a category of Parties include a reference to each member of such category respectively.

(m)	A reference to a specific time of day shall be to Central European Time (CET).

(n)

Each of the Parties hereby expressly and irrevocably waives the rights to prevail from the provisions of articles 1186, 1187, 1190, 1195, 1223, 1226, 1602, 1626, 1641 and 1643 of the French Civil Code.

2.	SALE AND PURCHASE OF SECURITIES

2.1	Sale and purchase of the Transferred Securities

Upon the terms of this Agreement and subject to the satisfaction of the Required Clearance CP, at Closing, each of the Sellers (each with respect to the Transferred Securities which that Seller owns on the Closing Date) agrees to transfer the ownership of, and title to (transfert de propriété), all of the Transferred Securities, with all rights attached or accruing to them at Closing, including the right to receive all dividends or other distributions declared prior to Closing and unpaid as at the Closing Date, free and clear of all Encumbrances, to the Purchaser and the Purchaser agrees to acquire those Transferred Securities from each of the Sellers, upon full completion of all the Closing Actions referred to in Section 6.

The Parties hereby agree, as provided in article R. 228-10 of the French Commercial Code (Code de commerce), that transfer of full ownership of and title to the Transferred Securities shall occur only on the Closing Date after performance of the Sellers’ Closing obligations set forth under Section 6.3(a) and of the Purchaser’s Closing obligations set forth under Section 6.3(b) including upon completion of the Closing Payments.

2.2	Termination of the Existing Shareholders’ Agreements

(a)

During the period from and including the date hereof until and including the Closing Date, each of the Sellers which is a party to one or several of the Existing Shareholders’ Agreements undertakes not to exercise any of its rights under any such Existing Shareholders’ Agreements to the extent that they may prevent the completion of the transactions contemplated by this Agreement.

(b)

Each of the Sellers acknowledges and accepts that the Existing Shareholders’ Agreements shall automatically terminate at Closing, provided that all the transactions contemplated herein have been completed, in which case each of the Sellers acknowledges and accepts that all of its rights under the Existing Shareholders’ Agreements to which it is a party have been fully satisfied and that it has no claim and waives its rights in this respect against the Company and FinCo and the other parties to such Existing Shareholders’ Agreements. Each of the Sellers further acknowledges and agrees that the price per Transferred Security determined pursuant to this Agreement and notified by the Sellers’ Agent in the Pre-Closing Notice is final and compliant in all respects with the terms and conditions of such Transferred Security and expressly waives any recourse of any kind against any other Seller or its Affiliates and Connected Persons in this respect, including their agent, advisor or representative.

(c)

Should this Agreement terminate and/or the transactions contemplated herein fail to be completed for any reason whatsoever, then all of the Existing Shareholders’ Agreements shall remain in full force and effect and each of the Sellers shall be automatically released from the undertaking set forth in Paragraph (a) of this Section 2.2.

3.	PURCHASE PRICE OF THE TRANSFERRED SECURITIES AND LEAKAGE

3.1	Purchase Price of the Transferred Securities

(a)	The aggregate value of all the Transferred Securities (the “Equity Value”) shall be equal to:

(i)	three hundred and sixty-five million euros (€365,000,000),

less:

(ii)	any known Leakage as set forth in the Pre-Closing Notice.

(b)

The aggregate purchase price for the sale of all the Transferred Securities (the “Purchase Price”) shall be equal to (i) the Equity Value (i) plus (if the FinCo Net Cash Position is positive) or less (if the FinCo Net Cash Position is negative), the amount of the FinCo Net Cash Position.

(c)

The Purchase Price, determined in accordance with the above, shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under Section 3.4 and Section 10.1(b).

3.2	Allocation of the Purchase Price amongst the Sellers

The Purchase Price shall be allocated amongst the Sellers based upon the number of Transferred Securities sold by each Seller to the Purchaser and as determined on the basis of the Unitary Prices (it being agreed that the value of the FinCo Shares shall be determined on the basis of the Unitary Prices of the Securities held by FinCo and of the FinCo Net Cash Position as at Closing Date).

The allocation of the Purchase Price and the determination of the Unitary Prices is the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no liability whatsoever in respect thereof.

3.3	Existing Indebtedness

(a)	The Purchaser acknowledges that the Existing Indebtedness will become due and payable in full on the Closing Date as a result of the Transaction.

(b)

The Purchaser shall on the Closing Date, as an essential condition for the Sellers to sell the Transferred Securities, and in addition to the payment of the Purchase Price, repay on behalf of the Group Companies, or cause the repayment by them of, the full amount of the Existing Indebtedness, with value date on the Closing Date, as such amount shall be notified in the statements referred to in 5.2(b), without any withholding or deduction.

(c)

Each of the Sellers, in its capacity as shareholder, director or executive officer or employee of the Group Companies, shall use its best endeavors to cause the relevant Group Companies to cooperate with the Purchaser in connection with the release of the Encumbrances and repayment of the Existing Debt on the Closing Date.

(d)

The Purchaser shall procure that, subject to Closing, the Sellers shall bear no liability in respect of the Existing Indebtedness, the Existing Facilities and the release of any related Encumbrances (which shall be under the sole responsibility of the Purchaser). For the avoidance of doubt, without prejudice to the Seller’s undertakings as set forth in Section 3.3(c), the Purchaser shall be solely responsible for obtaining or causing the Group Companies to obtain the release of any and all relevant Encumbrances as a result of the repayment, redemption and/or repurchase in full of the Existing Indebtedness and the Sellers shall bear no responsibility in that respect.

(e)

It is specified that the debts of the Group Companies other than Existing Indebtedness will be maintained at Closing, the Purchaser being responsible for obtaining the waivers required to maintain those debts of the Group Companies after the Closing Date.

3.4	Leakage

(a)

Each Seller represents and warrants to the Purchaser (each as respect to itself only) that no Leakage (other than Permitted Leakages) has taken place between the Locked Box Date (included) and the date hereof (excluded), and each Seller undertakes to procure (each as respect to itself only and its capacity as shareholders and/or, as the case may be, legal representative or manager) that no Leakage will be effected between the date hereof and the Closing Date (included).

(b)

Subject to Section 3.4(c), the Sellers shall pay to the Purchaser a sum equal to the positive difference between (i) any Leakage paid or made by any of the Group Companies on a Euro for Euro basis (VAT excluded to the extent it can be recovered by the relevant Group Company) and (ii) the amount equal to any monetary gain or other Tax benefit (including a Tax reduction) for any Group Company (if any) attributable to the relevant Leakage, if any, and resulting in an actual cash (or monetary) benefit to the Purchaser in the fiscal year of the relevant Group Company in which Closing occurs, or the following fiscal year. For the avoidance of doubt, the Sellers shall not be liable to pay the Purchaser the amount of any Permitted Leakage and the payment referred to above shall be exclusive of any other remedies the Purchaser may have arising directly or indirectly from any Leakage. To the extent any Leakage is received or made in favor of a given Seller or its Affiliates, the repayment obligation shall be entirely borne by such Seller. To the extent an amount of Leakage is made in favor of a third party acting for the account of all Sellers, the repayment obligation shall be borne by all Sellers, on a several basis (conjointement mais non solidairement), pro rata their respective Attributable Fraction. If a Seller is informed or aware of any Leakage, such Seller shall promptly notify the Sellers’ Agent of such Leakage. The right of the Purchaser to make a claim and to receive an amount by way of reduction to the Purchase Price pursuant to and in accordance with this Section 3.4 shall be the Purchaser’s sole and exclusive remedy if there has been any Leakage between the Locked Box Date (included) and Closing Date (included). In this respect, the Purchaser waives any other action or recourse to the full extent permitted by Law. The Parties hereby agree that any payment made by the Sellers under Section 3.4(a) shall be deemed to constitute an adjustment to the Purchase Price and agree to treat any such payment as such for all tax, accounting and financial reporting purposes.

(c)	No Seller shall have any repayment liability under Section 3.4(a) unless:

(i)	Closing has occurred;

(ii)

a claim has been notified in writing by the Purchaser to the relevant Seller(s) (with a copy to the the Sellers’ Agent) on or before the date which is five (5) months from the Closing Date and shall specify in reasonable detail, the basis, acts or events (in particular the representation which is deemed untrue, inaccurate or incomplete or the provision of this Agreement which is deemed breached) on which it is based, indicating the amount or best estimate of the amount claimed in respect of the Leakage. Failure to send notice of a claim within that time period shall entail the loss of the right to indemnification (déchéance du droit à indemnisation) under this Section 3.4; and

(iii)

proceedings have been brought (and such proceedings have not been withdrawn or terminated) against the concerned Seller(s) within six (6) months of it being notified in accordance with Paragraph (ii) above if the relevant claim has not been agreed by the concerned Sellers nor satisfied, settled or withdrawn within such six (6) months period.

(d)

For the avoidance of doubt, to the fullest extent permitted by Law (i) the Purchaser acknowledges and agrees that the only remedy available to it in connection with a Leakage is contained in this Section 3.4 and to the extent any payment resulting from a Leakage is due to the Purchaser in accordance with this Section 3.4, the Purchaser shall not, and shall procure that the Group Companies shall not, otherwise claim for the payment of the same from any of the Sellers or their Connected Persons, (ii) Leakages shall not be paid by means of set-off (unless otherwise agreed with the Seller’s Agent and except for the set-off of any known- Leakage pursuant to Section 3.1(a)(ii)) against the Purchase Price and any dispute with respect to a Leakage which occurs prior to Closing shall not delay the Closing and be addressed thereafter.

(e)

The relevant Seller(s) shall have thirty (30) Business Days from the receipt by the relevant Seller(s) of any such notification (i) to pay the Leakage indemnification to the Purchaser or (ii) to challenge the Leakage indemnification request by sending a written notification to the Purchaser; it being specified in case of a challenge of such Leakage indemnification request, the relevant Seller(s) shall pay the Leakage indemnification within thirty (30) Business Days of the date on which the related Leakage amount indemnification shall have been finally determined pursuant to either an amicable settlement between the Purchaser and the relevant Seller(s) or an enforceable decision of a court of competent jurisdiction (“décision exécutoire”).

(f)

In case a Leakage claim has been notified in accordance with this Section 3.4, the Purchaser shall provide the relevant Seller(s) with reasonable access to all relevant books, records and documents of the Group Companies and other relevant financial or accounting information, with the right to take copies, reasonably required to audit the Leakage claim and to verify the amount of Leakage that has been notified by the Purchaser.

(g)

The Sellers, during the period from and including the date hereof until and including the Closing Date, shall not exercise any of its rights under the articles of association or Organizational Documents of the Company to the extent that they may prevent or delay the completion of the transactions contemplated by this Agreement.

4.	CONDITION PRECEDENT

4.1	Condition precedent to consummate Closing

For the benefit of the Purchaser and each of the Sellers, the respective obligations of each Party under this Agreement shall be subject to the fulfillment or waiver (only by mutual agreement of the Purchaser and the Sellers’ Agent), at or prior to the Closing Date, of the obtaining of the Required Clearance (the “Required Clearance CP”).

4.2	Responsibility for Satisfaction of the Required Clearance CP

(a)

The Purchaser acknowledges the importance for the Sellers that the Required Clearance be obtained as soon as possible and the Purchaser confirms that it is not aware of any reason that may prevent (x) the Required Clearance from being obtained prior to the Long Stop Date and (y) Closing from taking place on or prior to the Long Stop Date.

(b)	The Purchaser agrees to:

(i)

as soon as possible after the date hereof (and in any event no later than upon expiry of a 10 Business Days period as from the date on which the works’ committee of LMB SAS has been convened for the first time for the purpose of the information and consultation process related to the transaction contemplated herein) provided the Sellers comply with their co- operation obligations under Section 4.2, and at its own expense, make the necessary filings, submissions, notifications and contacts, and in any event within any relevant time limit provided by applicable Laws, and to supply promptly any additional information and documentary material that may be requested by the Required Authority, in order to satisfy the Required Clearance CP at the earliest date possible and in accordance with any relevant time limit;

(ii)	use its best efforts to avoid any suspension of the time period for clearance, including by responding to any query or request for information from any Required Authority in a timely manner;

(iii)

keep the Sellers’ Agent fully informed of the processing and review of the relevant filings, submissions, notifications and contacts (or draft filings or pre-filings as appropriate) and to inform promptly the Sellers’ Agent if it becomes aware of anything that could result in the Required Clearance being delayed, conditioned or denied; and

(iv)

promptly provide the Sellers’ Agent (or its legal adviser on behalf of the Sellers to the extent that the relevant material contains confidential business information related to the Purchaser) with the documents concerning the filings, submissions, notifications and contacts (or draft filings or pre-filings as appropriate) referred to above, together with any and all additional (including documentary) material that may be requested by the Required Authority in connection with the Required Clearance.

(c)

The Purchaser agrees to do all things necessary or appropriate under applicable Laws, and cause its Connected Persons to do all things necessary or appropriate under applicable Laws, in order to obtain, or cause to be obtained, the Required Clearance at the earliest date possible, and more generally, all consents, waivers, authorizations, orders and approvals from all Governmental Authorities or from other Persons that may be or become necessary for the performance of its obligation pursuant to this Agreement, in the most expedient manner and undertakes to, and cause its Connected Persons to, co-operate in good faith with any relevant Governmental Authority to this end. In particular, the Purchaser shall, and shall cause its Connected Persons to, propose, accept and comply with any and all customary conditions, obligations, remedies or requirements necessary to obtain the Required Clearance but excluding a divestiture or disposal of any shares, businesses, assets, properties or product lines of the Purchaser or its Affiliates or any of the Group Companies or the granting, transfer or issuance to any Person other than the Purchaser of any right affecting, or granting access to, the capital of any of the Group Companies. It being acknowledged and agreed by the Parties, for the avoidance of doubt, that none of the Purchaser’s obligations under this Section 4.2(c) or any actions taken in relation thereto shall have any consequences on the Purchase Price or the other terms and conditions of this Agreement.

(d)	Without limitation to the Parties’ undertakings pursuant to this Section 4.2, the Purchaser shall use its best efforts to:

(i)

respond as soon as possible to any inquiries by any Required Authority or other Governmental Authority with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii)

avoid the imposition of any Governmental Order or the taking of any action or omission that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii)

in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby, has been issued, to have such Governmental Order vacated or lifted.

(e)

The form and content of the notifications, filings or pre-filings to obtain the Required Clearance pursuant to this Section 4.2 must have been given the opportunity to be reviewed reasonably in advance by the Sellers’ Agent (or its legal adviser on behalf of the Sellers to the extent that the relevant filing contains confidential business information related to the Purchaser) in text form prior to submission to the Required Authority.

(f)

All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, arguments, replies to requests for information and proposals made by or on behalf of the Purchaser before any Required Authority or the staff or regulators of any Required Authority, in connection with the Required Clearance or the transactions or agreements contemplated hereunder must have been given the opportunity to be reviewed reasonably in advance by the Sellers’ Agent (or its legal adviser on behalf of the Sellers to the extent that the relevant material contains confidential business information related to the Purchaser) prior to submission to the Required Authority.

(g)

The Purchaser shall give notice to the Sellers’ Agent with respect to any meeting, discussion, appearance, call or contact with any Required Authority or the staff or regulators of any Required Authority, with such notice being sufficient to provide the Sellers’ Agent with the opportunity to prepare for, attend and participate in such meeting, discussion, appearance, call or contact.

(h)

The Sellers acknowledge that the above mentioned actions to obtain the Regulatory Clearance will require the cooperation and supply of some information by the Group Companies and each Seller agrees (in its capacity as shareholder, director or executive officer or employee of the Group Companies) to reasonably cooperate and to use all best efforts to cause the relevant Group Companies to cooperate with the Purchaser, upon its reasonable request, in providing within the timeframe reasonably requested by the Purchaser, to the Purchaser and its advisors such assistance and information as may be reasonably necessary for, and requested by, the Purchaser to take the relevant actions and obtain the Required Clearance.

(i)

The Purchaser shall not, shall cause its Connected Persons not to, wilfully take any action or make any omission that will have the effect of delaying, impairing or impeding the receipt of any Required Clearance. The Purchaser shall not make with respect to the transactions contemplated in this Agreement or any agreement or document contemplated hereby, any notification, filing or pre-filing with any Governmental Authority in charge of granting Governmental Authorizations (including, for the avoidance of doubt, merger control or regulatory clearance) other than the Required Authority without the prior written consent of the Sellers’ Agent (such consent not to be unreasonably withheld or delayed).

(j)

The Purchaser shall bear its own legal fees, filing fees and similar charges and costs incurred by it in connection with all notifications, filings or pre-filings required pursuant to this Section 4.2.

(k)

In the event of a third party challenging a Regulatory Clearance before any competent jurisdiction, the Purchaser will not be able to invoke such challenge to delay the Closing, unless in case of a duly notified court-ordered suspension injunction (référé suspension). In the event of such jurisdiction annulling a Regulatory Clearance, the Sellers would be under no obligation to buy back any shares, securities, businesses or assets of any of the Group Companies, nor bear any legal or commercial consequences of the annulment (and shall not bear any associated costs or charges). The Purchaser will bear the Sellers’ legal costs reasonably incurred and justified to support the Purchaser before the relevant jurisdiction.

4.3	Satisfaction or Non Satisfaction

(a)

The Purchaser shall promptly give notice to the Sellers’ Agent of the satisfaction of the Required Clearance CP, and in any event within two (2) Business Days of becoming aware of the obtaining (express or tacit) the Required Clearance.

(b)

If Closing does not occur because the Required Clearance CP is not fully satisfied or deemed to be satisfied, or have ceased to be satisfied (including by reason of its expiration, lapse, revocation, rescission, suspension or limitation) on the Long Stop Date at the latest or has not been waived by mutual agreement on such date at the latest, this Agreement may be terminated in accordance with and subject to the provisions of Section 12.2, it being however specified that:

(i)	the right of termination under Section 12.2 is in addition to, and not limited by, any other available rights and remedies of the terminating Party against the other Parties; and

(ii)	if a Party does not exercise its right under Section 12.2, its other available rights and remedies against the other Parties will not be lost or limited in any way.

(c)	The Sellers’ Agent and the Purchaser may in any event agree to postpone the Long Stop Date.

4.4	Transfer of Ownership

For the avoidance of doubt, and in accordance with article 1304-6 paragraph 1 of the French Civil Code (Code civil), ownership of, and title to (propriété) the Transferred Securities shall only pass to the Purchaser on the Closing Date, without any retroactive effect, upon performance of all Closing Actions in accordance with Section 6.1(c).

5.	PRE-CLOSING MATTERS

5.1	Estate Organization Transfers between signing and Closing

(a)

The Purchaser and all other Parties agree that, notwithstanding anything to the contrary, each of the Sellers who is an individual may donate, no later than ten (10) Business Days prior to the Closing Date, all or some of its Transferred Securities (to the exclusion of any Preferred Shares 2) (the “Donations”) to its spouse or ascendant/descendent or sister/brother or nephew/niece (the “Donees”), provided that, at the latest on the date of completion of the relevant Donation:

(i)

the relevant Donee grants irrevocable power of attorney to the relevant Seller or to the Sellers’ Agent to represent the Donee and exercise any of its rights or obligations under the Agreement and the Existing Shareholders’ Agreements;

(ii)

the relevant Seller and its spouse undertake with respect to the other Parties that, should such spouse be a Donee in accordance with this clause, in case of divorce proceedings initiated before the Closing Date and save as otherwise agreed with the Sellers’ Agent and the Purchaser, the spouse re-transfers to the relevant Seller the Transferred Securities it holds before Closing Date;

it being specified that, in case of Donations made to the benefit of Donees who are minors, Paragraphs (i) and (ii) above shall not apply and the third party intervening for the needs of such Donations in accordance with French Law (“tiers- administrateur”) shall, simultaneously to the completion of the relevant Donation, give irrevocable power of attorney to Mr. Thomas Bernard or to the Sellers’ Agent in order to initial, sign, certify any legal document or other document needed for the purpose of the transfer of the Transferred Securities to the Purchaser on the Closing Date in accordance with this Agreement and more generally exercise any of the relevant Donees’ rights or obligations under the Agreement and under the Existing Shareholders’ Agreements.

(b)

In addition to the above, it is expressly agreed by the Sellers that, in any case, any Donations under Section (a) (referred to as an “Estate Organization Transfer”) to the benefit of Donees (each referred to as a “Permitted Beneficiary”) shall be subject to the fulfilment of the following conditions (which shall be cumulatively met):

(i)

the relevant Seller serves a written notice to the Sellers’ Agent and to the Purchaser confirming the completion of the Estate Organization Transfer procedure at least ten (10) Business Days prior to the Closing Date;

(ii)

the relevant Permitted Beneficiary expressly accepts in writing, before the Estate Organization Transfer is completed, to become subject by accession to the provisions respectively (x) of this Agreement as an Additional Seller by sending to the Purchaser and the Sellers’ Agent an instrument of adherence deed duly executed, in the form attached in Schedule 5.1 (an “Additional Seller Instrument of Adherence”), it being specified that by delivering an Additional Seller Instrument of Adherence, a Permitted Beneficiary shall be bound by the same obligations and benefit from the same rights as any Original Seller with the same effect as if such Permitted Beneficiary had executed and delivered this Agreement directly and (y) of the Existing Shareholders’ Agreements to which the relevant Seller is a party, as a party (in the same quality as the relevant Seller); and

(iii)

the relevant Seller and the relevant Permitted Beneficiary will act jointly and will be jointly and severally liable (solidairement responsables) towards the other Parties for the purpose of the Agreement and the compliance of the undertakings and obligations hereunder, the relevant remaining personally liable for the performance by the Permitted Beneficiary of the obligations set forth in this Agreement and in the Existing Shareholders’ Agreements.

(c)

It is agreed between the Parties that the Estate Organization Transfer procedure(s) that would be implemented under this Section 5.1 shall not delay the Closing Date or in any way prevent the Closing from taking place on the Closing Date.

5.2	Preliminary Information

No later than eight (8) Business Days prior to the Closing Date, the Sellers’ Agent shall deliver to the Purchaser:

(a)	a written notice (the “Pre-Closing Notice”) prepared in good faith setting forth:

(i)	the nature and amount of any Leakage, or the confirmation of the absence of any known Leakage;

(ii)	the amount of the FinCo Net Cash Position (with reasonable details of the cash and indebtedness position as at Closing Date);

(iii)	the Unitary Price of each category of Transferred Securities (including the FinCo Shares);

(iv)

if necessary, an updated version of the tables appearing at Schedule (B)(i), taking into account the completion of the Estate Organization Transfer, and as the case may be, the cancellation of the 125,308 Preferred Shares 2 held by the Company and the issuance of new Preferred Shares 2 to the benefit of Renaud Severac as described in paragraph (A) of the Preamble;

(v)

the Purchase Price and its final allocation amongst the Sellers. For the avoidance of doubt, such allocation amongst the Sellers shall take into account the Estate Organization Transfer which have occurred since the date of this Agreement, if any;

(vi)	the details of the Transferred Securities owned through a PEA;

(vii)	the amount of the Sellers’ Agent Expenses and of the Deducted Sellers’ Expenses and their allocation amongst the Sellers and the Sellers’ advisors;

(viii)	for each Seller, its Individual Net Purchase Price (to be paid by Purchaser on Closing Date);

(ix)

the details of the Euro-denominated account (including full IBAN details) of each Seller into which the Individual Net Purchase Price of such Seller shall be paid by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Section 6.2(b);

(x)

the details of the Euro-denominated accounts (including full IBAN details) opened in the names of the Sellers’ advisors into which the Deducted Sellers’ Expenses shall be paid by the Purchaser by wire transfers in immediately available cleared funds at Closing pursuant to Section 6.2(a); and

(b)	a statement issued by each relevant lender or the relevant agent (email being sufficient) in respect of the Existing Indebtedness setting forth:

(i)	the amount of the Existing Indebtedness to be repaid by any Group Company as at the Closing Date pursuant to the Existing Facilities Agreements with value date (date de valeur) on the Closing Date;

(ii)	the amount of all indebtedness to be repaid by FinCo with value date (date de valeur) on the Closing Date; and

(iii)

the details of the Euro-denominated accounts (including, details of the holder of such accounts and full IBAN details) into which such amounts shall be paid by any Group Company and FinCo (or the Purchaser on behalf of the relevant Group Companies and FinCo) at Closing.

5.3	Conduct of Business

During the period from the date of this Agreement to Closing, except as may be (u) where the consultation of the Purchaser to obtain its prior approval would result in a manifest breach of applicable antitrust Law, (v) reasonably undertaken by any Group Company in an emergency situation that requires immediate action with the intention of minimizing any adverse effect of such situation, (w) required by a contractual obligation existing on the date hereof or by applicable Law, (x) expressly contemplated elsewhere in this Agreement (including, for instance, the cancellation of the 125,308 Preferred Shares 2 held by the Company), (y) defined as a Permitted Leakage or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests of the Group Companies), the Sellers, on a several basis and within the limits of their respective authority as shareholder, officer, director or employee of the Group Companies, will:

(a)	cause that the Group Companies carry on their activities only in the Ordinary Course of Business; and

(b)	prevent each of the Group Companies from (other than in favor of another Group Company):

(i)	implementing any winding-up, dissolution or liquidation or acquiring, transfering, contributing or disposing of its business or any part thereof as a going concern (fonds de commerce);

(ii)	amending its Organizational Documents (other than technical amendments or any amendment required by Law);

(iii)

declaring, setting aside, making or paying any dividend, interim dividend or other distribution in respect of its share capital (in cash or otherwise), or purchasing or redeeming any shares in its share capital (other than between wholly-owned Group Companies);

(iv)

issuing or selling any securities in its share capital or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares; provided that, for the avoidance of doubt, nothing herein shall prevent an Estate Organization Transfer made in accordance with Section 5.1;

(v)	incurring any indebtedness for borrowed money (through the issuance of debt securities or drawing down on any of the Existing Facilities or new financial debt);

(vi)

entering into or permitting any amendment, supplement in respect of the Existing Facilities Agreement or any other loan or financing agreements granted to any Group Company or repay any borrowing or indebtedness in advance of its stated maturity other than in the Ordinary Course of Business;

(vii)	creating any new Encumbrances over any of its shares, securities, bank accounts and/or receivables;

(viii)	acquiring securities issued by an Entity which is not a Group Company or merging with or into another Entity which is not a Group Company;

(ix)

hiring, dismissing, appointing or terminating the employment of any Key Employee or enter into any agreement with Key Employees or granting any increase in compensation or other benefit (including but not limited to any stock option or other equity based compensation) to such Key Employees or granting any general increase in compensation of employees to the extent not required by applicable Laws, the collective agreements or employment contracts in force at date hereof (which shall include normal periodic performance reviews and related compensation and benefit increases);

(x)	making any investment or any capital expenditure in the aggregate in excess of EUR 300,000;

(xi)

entering into or amending any commercial agreement (i) which is a customer agreement (including a purchase order) which (A) represents or would represent an aggregate revenue under such customer agreement for the Group of more than 1,000,000 Euros per year, or (B) represents or would represent an aggregate revenue under such customer agreement for the Group of more than 200,000 Euros per year for which the term of such agreement extends or would extend beyond the date which is eighteen (18) months after the date of this Agreement, in each case except for ordinary course amendments to purchase orders which are administrative in nature (e.g., date of delivery within the first anniversary of the date of this Agreement, address of delivery, etc.)), (ii) is a supplier agreement which represents or would represent an aggregate costs under such supplier agreement for the Group of more than 200,000 Euros per year, (iii) that includes provisions granting any third party (A) any preemptive right or right of first refusal to purchase shares or material assets (other than inventory sold in the Ordinary Course of Business) of any of the Group Companies, (B) a most favored nations status with regard to the purchase of the products of the Group Companies, or (C) the exclusive right to purchase any products of the Group Companies, (iv) that limits the ability of the Group Companies to compete in any business or jurisdiction, or (v) that outside of the Ordinary Course of Business grants the right to use, or otherwise grants a license, to the Intellectual Property Rights of the Group Companies;

(xii)	committing in writing to take any of the actions set forth in the foregoing Paragraphs (i) through (xi).

For the purposes of granting any consents which may be requested by the Sellers’ Agent or a Group Company pursuant to this Section 5.3, the Purchaser hereby designates Dirkson Charles (email: dirksoncharles@loargroup.com and telephone number: +1 714- 943-5063) and Sean Peppard (email: speppard@loargroup.com and telephone number: +1 216-577-3362) with immediate effect, and agrees with, the Sellers’ Agent that Dirkson Charles and Sean Peppard, acting jointly, shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement (such consent not to be unreasonably withheld or delayed). Within four (4) Business Days of receipt of any request for consent by the Sellers’ Agent or a Group Company, the Purchaser shall have the right to notify (including by e-mail) the Sellers’ Agent or the relevant Group Company, as the case may be, that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser does not notify the Sellers’ Agent or the relevant Group Company, as the case may be, of its objection to a proposed action within such period of four (4) Business Days, the Purchaser shall be deemed to have consented to such proposed action.

As an exception to the above, the Purchaser hereby acknowledges and agrees that the payment to the benefit of Renaud Severac by any of the Group Companies of a transaction bonus shall be deemed to have been authorized by the Purchaser in writing for all purposes of this Agreement (including this Section 5.3) – such bonus plus all employer social security charges being treated as a Leakage and notified in the Pre-Closing Notice (i.e. reduction in the Purchase Price). The Sellers’ Agent shall provide the Purchaser with evidence of the payment of such bonus on or before the Closing Date.

5.4	Access to Management and Information

(a)	Subject to restrictions imposed by applicable Law, the Sellers’ Agent shall use reasonable endeavors to:

(i)

procure that Thomas Bernard, Renaud Severac and/or other senior management of the Group Companies shall meet for approximately one (1) hour (by way of video call or otherwise) with representatives of the Purchaser on a monthly basis to have an oral exchange of information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Group Companies in order to inform the Purchaser of any the developments with respect to the Group Companies or for any other legitimate purpose required for the preparation of the consummation of the transactions contemplated by this Agreement; and

(ii)

provide to the Purchaser copies of consolidated management accounts and reports of the Group Companies as soon as reasonably practicable after preparation of such accounts in the Ordinary Course of Business.

(b)

In the event that the Purchaser reasonably requires additional information between the date hereof and the Closing Date for the purpose of preparing the integration of the Group Companies and/or for the purpose of complying with the Purchaser’s reporting requirements, upon prior reasonable notice to the Sellers’ Agent and subject to applicable Law and Seller’s Agent consent (such consent not to be unreasonably withheld or delayed), the Purchaser shall be given access during normal business hours to the premises of any of the Group Companies and to the books, accounts, records and returns and databases of the Group Companies (including all corporate books, minute books, contracts, documents of title and other evidence of ownership of its assets and leases) together with the right to take copies.

5.5	KYC

Each of the Parties shall promptly deliver to the Sellers’ Agent and/or the Purchaser, as applicable, any document that may reasonably be requested by any Party in order for such Party to comply with his/her/its due diligence obligations in connection with the prevention of money laundering and the financing of terrorism in accordance with Articles L.561-5, L.561-5-1, L.561-6 and L.561-8 of the French Monetary and Financial Code (Code monétaire et financier) and under the “Know Your Customer” regulations.

5.6	Unvested Free Shares

Each Seller (including, Renaud Severac), within the limits of its powers as shareholder, legal representative or employee, shall, and shall procure that Finco and the Company, take any useful or required decision and action to ensure that the Unvested Free Shares are cancelled prior to 21 May 2025.

5.7	Execution Deliverables

Upon the execution of this Agreement, the Sellers’ Agent shall deliver, or cause to be delivered, to the Purchaser the warranty deed relating to the Business R&W duly signed by the Purchaser, and Thomas Bernard and Renaud Severac as warrantors (the “Warrantors”), in a form substantially similar to the draft attached as Schedule 5.7 (the “Warranty Deed”).

6.	CLOSING

6.1	Date and Place of Closing

(a)

Provided that (x) the Required Clearance CP set forth in Section 4.1 is either satisfied (and remains satisfied) or validly waived and (y) this Agreement has not been previously terminated pursuant to Section 12.1, Closing shall take place electronically at 9.00 a.m. on the twelfth (12th) Business Day following the day on which the Required Clearance CP set forth in Section 4.1 hereof is satisfied or validly waived or at such other time of day or date as the Purchaser and the Sellers’ Agent may agree in writing, including, for the avoidance of doubt, electronically.

The date on which Closing shall take place is referred to herein as the “Closing Date”.

(b)

From the date hereof and until the Closing Date, as the case may be, each Party hereto shall use its best efforts to take such actions as are necessary to fully satisfy the Closing Actions set forth in this Section 6.

(c)

The Parties agree that the Closing shall take place electronically, provided that the execution of any document required to be executed on the Closing Date be made electronically by means of a reliable identification process complying with the requirements of article 1366 et seq. of the French Civil Code (Code civil) – such as Docusign platform.

6.2	Closing Payments

The following payments (the “Closing Payments”) shall be made at Closing:

(a)

Sellers’ Agent Expenses. The Sellers hereby expressly authorize the Purchaser to withhold and deduct, from that part of the Purchase Price to be received by each of them, the amount corresponding to their respective Attributable Fraction of the Sellers’ Agent Expenses, as notified by the Sellers’ Agent in the Pre-Closing Notice, and give an irrevocable instruction to the Purchaser to pay on their behalf the Sellers’ Agent Expenses directly to the Sellers’ advisors, provided however that:

(i)

concerning the Sellers who own part of their Transferred Securities through a Plan d’Epargne en Actions, their Attributable Fraction of the Sellers’ Agent Expenses will be withheld and deducted, as the case may be and to the extent possible, from the portion of the Purchase Price corresponding to the Transferred Securities owned outside the Plan d’Epargne en Actions, provided that the concerned Sellers notify to the Sellers’ Agent, at the latest ten (10) Business Days prior to the Closing Date, the number of Transferred Securities owned through a Plan d’Epargne en Actions;

(ii)

if the portion of the Purchase Price corresponding to the Transferred Securities owned by a given Seller outside the Plan d’Epargne en Actions is not sufficient to cover such Seller’s Attributable Fraction of the Sellers’ Agent Expenses, the remaining part of such Seller’s Attributable Fraction of the Sellers’ Agent Expenses shall not be withheld and deducted from the Portion of the Purchase Price to be paid by the Purchaser to the concerned Seller and shall be paid individually by the concerned Seller directly to the Sellers’ advisors on the Closing Date by wire transfer or through a remittance of certified or bank checks to the Sellers’ Agent at the latest two (2) Business Days prior to the Closing Date. The portion of the Sellers’ Agent Expenses which can be deducted from the Purchase Price by the Purchaser in accordance with the foregoing, is referred to herein as the “Deducted Sellers’ Expenses”.

(b)

Payment of the Purchase Price. At Closing, the Purchaser shall pay the Purchase Price to the Sellers by wire transfers of immediately available cleared funds to such accounts of the Sellers and the Sellers’ advisors, as shall have been notified to the Purchaser by the Sellers’ Agent for such purpose in the Pre-Closing Notice, so that each Seller receives its Individual Net Purchase Price and the Sellers’ advisors receive the Deducted Sellers’ Expenses. It is specified that upon such payments, the Purchaser shall be released from all its obligations in respect of the payment of the Purchase Price to the Sellers and have no further liability in relation thereto.

For the purposes of the payment by the Purchaser of the Purchase Price (minus the Deducted Sellers’ Expenses), the Sellers shall make their best efforts so that a pivot account (compte pivot) so that the Purchase Price (minus the Deducted Sellers’ Expenses) be paid on such pivot account.

(c)

Payment of the Insurance Premium. At Closing, the Purchaser shall pay the Insurance Premium to the Insurer by wire transfer of immediately available cleared funds to the bank account of the Insurer identified in the W&I Insurance.

(d)

Repayment of the Existing Indebtedness. The Purchaser acknowledges that the Existing Indebtedness will become repayable on the Closing Date in accordance with the terms of the Existing Facilities upon the change of Control of the Company. Therefore, as an essential condition to the sale of the Transferred Securities and in addition to the payment of the Purchase Price, on the Closing Date, the Purchaser shall:

(i)

make available to the Group Companies, to such bank account as shall have been notified to the Purchaser by the Sellers’ Agent in the Pre-Closing Notice, in immediately available cleared funds, amounts sufficient to enable them to repay in full the Existing Indebtedness with value date (date de valeur) on the Closing Date;

(ii)

procure that the Group Companies repay the Existing Indebtedness, in immediately available cleared funds, with value date (date de valeur) on the Closing Date in accordance with the terms of Existing Facilities, on such bank accounts as shall have been notified to the Purchaser for such purpose pursuant to Section 5.2(b); and

(iii)

be solely responsible for obtaining (or causing the Group Companies to obtain) the release of any Encumbrance existing in relation to the Existing Facilities Agreements and the Sellers shall bear no responsibility in such regard.

6.3	Closing Deliverables

At Closing:

(a)

The Sellers’ Agent shall deliver, or cause to be delivered, to the Purchaser (as the case may be, via the Docusign platform, it being specified that in such case, only one (1) electronic copy shall be executed):

(i)	duly completed, dated and signed transfer forms (ordres de mouvement) in favor of the Purchaser with respect to the Transferred Securities;

(ii)

duly completed, dated and signed simplified tax deed relating to payment of registration taxes (acte de cession simplifié pour les besoins de l’enregistrement auprès de la recette des impôts) in respect of all the Transferred Securities;

(iii)

the up-to-date transfer register (registre des mouvements de titres), the shareholders’ accounts (fiches individuelles d’actionnaires) and the bondholders’ accounts (fiches individuelles d’obligataires) of the Company, and the up-to-date transfer register (registre des mouvements de titres) and the shareholders’ accounts (fiches individuelles d’actionnaires) of FinCo duly indicating the transfer to the Purchaser of all the Transferred Securities to be transferred at Closing, free and clear of all Encumbrances;

(iv)

unconditional resignation letters in the form set forth in Schedule 6.3(a)(iv), effective as of the Closing Date, of the Persons listed in such Schedule 6.3(a)(iv), from their offices in the Company and/or in FinCo;

(v)	evidence of the cancellation of the Unvested Free Shares in accordance with clause 5.6;

(vi)	four (4) USB sticks containing the Data Room;

(b)	The Purchaser shall deliver to the Sellers’ Agent:

(i)	evidence of the fulfilment of the Required Clearance CP;

(ii)	evidence of the full payment of the Closing Payments in accordance with Section 6.2;

(iii)

the simplified tax deed relating to payment of registration taxes (acte de cession simplifié pour les besoins de l’enregistrement auprès de la recette des impôts) in respect of all the Transferred Securities, duly signed by the Purchaser; and

(iv)

the “Know Your Customer” (KYC) documents listed in Schedule 6.3(b)(iv), at least ten (10) Business Day before the Closing Date and, as the case may be, any information that would be legally required in the future in the context of Anti Money Laundering and Financing of Terrorism Regulations, Anti-Corruption Regulations and/or Sanctions Laws.

6.4	Matters at Closing

(a)

All actions to be taken and all documents to be executed and delivered by the Parties at Closing in accordance with this Section 6 shall be deemed to have been taken and executed simultaneously, and, therefore, no actions or proceedings shall be deemed taken nor any documents shall be deemed executed or delivered until all have been taken, executed and delivered, and title to the Transferred Securities shall not be transferred to the Purchaser (which shall have no property rights or interest in the Transferred Securities) unless and until Closing actually takes places and the Closing Payments have been effectively received by the intended recipients thereof. Each of such actions, deliveries and payments shall be deemed to have occurred as at the Closing Date.

(b)

Without prejudice to Sections 6.4(c), and pursuant to articles 1219 and 1220 of the French Civil Code (Code civil), without any prior notice being required in this respect, no Party shall be obliged to perform or deliver any of its Closing Actions if any other Party fails, or if it becomes certain that such Party will fail, to perform or deliver any of its own Closing Actions. In this respect, the Parties acknowledge and agree that any failure by a Party to perform or deliver any of its Closing Actions shall be sufficiently serious (grave) or shall have sufficiently serious (graves) consequences within the meaning of articles 1219 and 1220 of the French Civil Code (Code civil), to allow the other Parties to refrain from, refuse or suspend the performance and delivery of their own Closing Actions.

(c)

In the event that any Closing Action is not performed or delivered by or on the Closing Date although the Required Clearance CP is then satisfied or validly waived, the non-defaulting Party shall (i) be entitled either to refuse to proceed with the Closing and shall incur no liability vis-à-vis the other Party in connection with such refusal, without prejudice to its right to seek and obtain from the failing Party any other remedy available (including the right to claim damages or terminate this Agreement pursuant to Section 11), and shall either (ii) set a new Closing Date, not being later than the Long Stop Date (it being specified that in such case, any reference in this Agreement to the “Closing Date” shall be deemed to be a reference to such new Closing Date) or (iii) have the right to force the other Party to proceed with Closing (such Closing being therefore materialized by the performance and delivery of all other Closing Actions). In such event set forth in (ii) and (iii) above:

(i)

the failing Party shall remain liable to perform or deliver its relevant Closing Action(s) after the Closing Date and as soon as possible further to the Closing Date (and in any event not later than the new Closing Date);

(ii)

the failing Party shall indemnify the other Parties and the Company of any Loss they suffer or incur or will suffer or incur as a result or in connection with the non-performance or the non-delivery of such Closing Action(s); and

(iii)	the Purchaser or the Seller’s Agent, as the case may be, shall remain entitled to seek specific performance (execution forcée) of the relevant Closing Action(s).

7.	COVENANTS

7.1	Access to Information and Records after Closing

(a)

The Purchaser shall grant to the Sellers, and shall procure that the Group Companies grant to the Sellers, upon written request, reasonable co-operation, access (including the right to take copies at the cost of the requesting party), and staff assistance, as needed, during normal business hours, with respect to books of account, books, records, accounts, other financial data, or records relating to the business, employees, tax matters or operations of the Group Companies for periods prior to and including the Closing Date (the “Records”), as may be reasonably requested by any Seller for any proper business, patrimonial or tax purpose or in the event such Seller is subject to any investigation by or demand from, Governmental Authorities or involved in any court proceedings, provided that such access shall not interfere with the normal business and operations of the Group Companies.

(b)

The undertakings set forth in the foregoing Paragraph (a) shall survive until the later of (i) the sixth (6th) anniversary of the Closing Date, and (ii) the expiration of the applicable statutory period to retain the Records.

(c)

The Purchaser (on its behalf and on behalf of the Group Companies) agrees to keep the Records reasonably accessible, and not to destroy or otherwise dispose of the Records (and any copies of the Records) for the duration provided for under Paragraph (b) above without the prior written consent of the Sellers’ Agent.

7.2	Former Officers and Directors

(a)

The Purchaser shall not, and shall cause its Affiliates, and the Group Companies not to, claim against any former or current officers, directors and board members of FinCo or the Group Companies (including those resigning on the Closing Date and listed in Schedule 6.3(a)(iv)) with respect to the performance of their duties, prior to the Closing Date, as officers, directors or board members (including, for the avoidance of doubt, members of supervisory boards) of FinCo and the Group Companies (including any management decisions adopted by FinCo or any of the Group Companies prior to the Closing Date) or otherwise seek the liability of any such officer, director or board member in that respect and, to the extent any such claim is made or liability is sought, shall indemnify and hold any such an officer, director or board member harmless against the consequences of any such claim or liability (including through any appropriate insurance policies of the Group Companies, as the case may be, pre-existing at the date hereof).

(b)

The Purchaser shall procure that the officers or directors of FinCo or of the Group Companies resigning on the Closing Date shall be paid all officers’ or directors’ fees due in respect of all periods (or portions thereof) ending on or prior to the Closing Date (with any fees for any portion of a period to be calculated on a pro rata temporis basis).

(c)

The Purchaser shall also procure that the formalities relating to such resignations be carried out as soon as possible after the Closing Date (and no later than ten (10) Business Days from the Closing Date). In particular, the Purchaser shall cause a shareholders’ meeting or other relevant corporate body of FinCo and of the Company or of other Group Companies concerned, as the case may be, to be held on or, as soon as possible after, the Closing Date, to approve the resignation of the officers, directors or board members of FinCo and of the Group Companies referred to in Schedule 6.3(a)(iv) and grant them unconditional and irrevocable discharge for their management during any period prior to Closing Date. This discharge shall be confirmed, or for those directors who have not yet at such time resigned, be granted by the first annual general meeting of shareholders of FinCo and of each Group Company which is to be held after the Closing Date or, as the case may be, by the unanimous written resolution of the shareholders approving the annual accounts for the period during which the directors were in office. The former and current officers, directors and board members of the Group Companies are expressly intended as third-party beneficiaries of this provision of this Agreement.

8.	REPRESENTATIONS OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers, as of, the Put Option Date, the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore made on such a date only), as set forth below.

8.1	Organization, Authority and Validity

(a)

The Purchaser is a company (société par actions simplifiée) duly organized and validly existing under the Laws of France, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings and no facts exist that would result in any such event occurring. It is not subject to a judgment of, or requested for, dissolution, liquidation, or receivership.

(b)

The Purchaser has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated herein. The individual signatory in its name and on its behalf is duly authorized to act on behalf of the Purchaser.

(c)

The Purchaser is not subject to any Governmental Order (not subsequently reversed, suspended or vacated) permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on its engagement in any type of business or acting as an officer or director of a company.

(d)

The execution of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized in accordance with all provisions of the Organizational Documents of the Purchaser and with applicable Laws on the part of the Purchaser (and such authorizations remain valid and current), and no other corporate action on the side of the Purchaser is necessary to authorize the same.

(e)	This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation on the Purchaser, enforceable against it in accordance with its terms.

(f)	Neither the Purchaser nor any of its Connected Persons is:

(i)	a Sanctioned Person or is owned or controlled (as such term is defined by each Sanction Authority) by one or more Sanctioned Persons;

(ii)	located, incorporated, organized or resident in any Sanctioned Country; or

(iii)	otherwise subject to any Sanction.

8.2	No Conflict

Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the completion of the transactions contemplated herein does or will:

(a)	conflict with or violate any provision of the Organizational Documents of the Purchaser;

(b)

violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of any contracts or Governmental Authorizations or Governmental Order to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates is bound; or

(c)	subject to obtaining the Required Clearance, constitute a violation by the Purchaser or any of its Affiliates of any Laws or judgments.

8.3	Governmental Authorizations, Consent

Other than the Required Clearance and except as provided in the Agreement, no Governmental Authorization, consent or authorization from, notice to, waiver from or other action by or to any Person (including Governmental Authorities) under any Laws or Governmental Orders applicable to the Purchaser or its Connected Persons, or under any agreement to which the Purchaser or its Connected Persons is a Party is required to be made or obtained by the Purchaser or any of its Connected Person prior to Closing in connection with: (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated herein.

8.4	Financing

(a)

As of Closing, the Purchaser will have immediately available the sufficient cash resources required to meet in full its obligations under this Agreement, including the payment of the Closing Payments, and any expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement.

(b)

The Purchaser has obtained from the reputable financial institutions (in the form of the Financing Commitments, a copy of which is attached as Schedule 8.4(b)) firm and irrevocable undertakings to provide, all necessary financings allowing, in a timely manner, the completion of all the transactions contemplated under this Agreement and the compliance with its obligations hereunder, especially the payment of the Closing Payments. Such undertakings are irrevocable and do not contain any conditions other than the conditions listed in Exhibit C of the Financing Commitments (and the Purchaser will take any and all actions as may be required or necessary to ensure that all amounts payable pursuant to this Agreement are paid on the Closing Date, provided that nothing herein shall be construed or shall otherwise imply that the obligations of the Purchaser hereunder are subject to the availability and/or drawing of debt financing.

The Purchaser undertakes to (i) not terminate, amend or agree to amend the terms of the Financing Commitments in a way that would affect the certainty of funding under such Financing Commitments (except with the prior written consent of the Sellers’ Agent), (ii) take all necessary actions to cause the satisfaction of the conditions and other actions which are required for the debt financing under the Financing Commitments, and (iii) ensure that the Financing Commitments remain available until the completion of the transactions contemplated in this Agreement and are not terminated or amended in a way that would affect the certainty of funding under such Financing Commitments (except with the prior written consent of the Sellers’ Agent).

(c)

Should the Purchaser be in breach of any of its undertakings set out in Section 8.4(b), the Sellers’ Agent (on behalf of the Sellers) shall be entitled (in addition to and without prejudice to other rights and remedies available, including the right to claim damages and/or the right to require the specific performance (exécution forcée) of the Transaction in accordance with the provisions of Section 14.12), to terminate the Agreement (other than the surviving provisions referred to under Section 12.3).

(d)

The Purchaser expressly agrees that, notwithstanding the provisions of article 1186, al. 2 of the French Civil Code (Code civil) which the Purchaser expressly and irrevocably waives, this Agreement shall not be rendered void (caduc) in the event of the Financing Commitments’ termination for any reason whatsoever.

(e)

The Purchaser represents that all the necessary financings obtained, or to be obtained, for the Closing Payments do not, or will not, originate from an offense which is punishable by imprisonment for at least one year and in particular do not constitute the proceeds of money laundering and do not contribute to the financing of terrorism and the Closing Payments will not involve the Sellers in a breach of any Laws preventing money laundering or the financing of terrorism.

8.5	Compliance with Laws

(a)	The Purchaser represents to comply with all (i) Fight Against Money Laundering and Financing of Terrorism Regulations, (ii) Anti-Corruption Regulations and (iii) Sanctions Regulations.

(b)

The funds used by the Purchaser to pay (partially or totally) any amounts due under this Agreement do not, and will not, come directly or indirectly from (i) dealings, transactions or activities carried out in violation of the Fight Against Money Laundering and Financing of Terrorism Regulations or (ii) any violation of the Fight Against Money Laundering and Financing of Terrorism Regulations by the Purchaser or its Connected Persons.

(c)

The funds used by the Purchaser to pay (partially or totally) any amount due under this Agreement do not, and will not, come directly or indirectly, from any (i) dealings or transactions with or for the benefit of any Sanctioned Person or (ii) a violation of any Sanctions Regulations by the Purchaser nor any of its Connected Person.

(d)

Neither the Purchaser and its Connected Persons, nor any of their managers, directors, officers or employees or any other Person acting on their behalf or for their benefit, has offered, promised, provided, or authorized the provision of any unlawful benefit, directly or indirectly, in violation of the Anti-Corruption Regulations.

8.6	Acknowledgements

(a)	The Purchaser acknowledges and agrees that:

(i)

the Purchaser and its advisors carried out independent due diligence in respect of FinCo and the Group Companies, as they have deemed necessary, consisting of (x) reviewing the VDD Reports, (y) reviewing and analysing the other Disclosed Information as well as documents communicated to the Purchaser and its advisors or made available to them, and (z) asking written and oral questions and analysing the answers to such questions and all documents relating thereto;

(ii)

the Purchaser and its advisors have had access to the senior management of the Group Companies and in this respect have obtained from such senior management all material information they have deemed necessary and which, in their capacity as professionals, they have considered sufficient for the Purchaser and its advisors to (x) determine the Securities market value of the Group Companies and of the Transferred Securities and (y) finalize the terms of the Purchaser’s offer to acquire the Transferred Securities; and

(iii)

in entering into this Agreement, it has relied upon its own review and analysis of such documents and information and upon the representations and warranties of the Sellers expressly set forth in this Agreement;

The Purchaser hereby declares that it has received all information that it considered necessary in the circumstances to make its decisions in order to enter into this Agreement and proceed with the purchase of the Transferred Securities and the actions contemplated herein.

(b)

The Purchaser acknowledges that the representations, warranties and statements of the Sellers set forth in the Agreement supersede any and all earlier representations, warranties or statements made by the Sellers, any Sellers’ Connected Persons or any Group Companies’ Connected Person regarding the Transferred Securities, any of the Group Companies or any of the transactions contemplated herein, and that the Sellers and the Sellers’ Connected Persons shall have no liability in respect of any such earlier representations, warranties or statements. Except as expressly set forth in this Agreement, none of the Sellers or any of the Sellers’ Connected Persons makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Securities, the Group Companies or any of the transactions contemplated herein (including as to the accuracy or completeness of any information reviewed by the Purchaser or its Connected Persons). In particular, the investment structure retained by the Purchaser and the financing thereof shall be the sole and exclusive responsibility of the Purchaser and its Affiliates and Connected Persons, notwithstanding any discussions, exchange of information and/or advice between the Purchaser, its Affiliates and Connected Persons and the Group Companies and/or the Sellers and their Connected Persons. In furtherance of the foregoing, and to the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1130 et seq., 1626, 1641 and 1643 of the French Civil Code (Code civil).

(c)

In connection with its investigations of the Group Companies, the Purchaser may have received from the Sellers, the Group Companies and/or their respective Affiliates or Connected Persons certain projections and forecasts. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and that it is familiar with such uncertainties. The Purchaser further acknowledges that none of the Sellers nor any of their Connected Persons makes any representation or warranty, whether express or implied, with respect to the future relations of the Group Companies with any customers or suppliers, or with regard to the future financial or business prospects of the Group Companies, and the Purchaser further confirms that it is taking full responsibility for making its own evaluation of the Group Companies and their current position and future financial and business prospects.

(d)

In order to decide to acquire the Transferred Securities, the Purchaser relied on its own research and analysis of the documents and information gathered in the course of said due diligence. The Purchaser is a sophisticated buyer with resources and experience to reasonably comprehend the Group Companies and has independently acquired sufficient knowledge of the industry in which they operate and assessed the risks inherent therein.

9.	REPRESENTATIONS OF THE SELLERS

Each of the Sellers hereby represents and warrants to the Purchaser (but with respect to Section 9.1, only in respect of itself or only in respect of the Transferred Securities it owns, as applicable), as of the Put Option Date, the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore made on such a date only), as set forth below.

9.1	General Representations by each Seller Individually

Each Seller represents and warrants to the Purchaser as follows in respect of itself (and not in respect of any other Seller).

Organization, Authority and Validity

(a)

each of the Sellers which is not an individual is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings and no facts exist that would result in any such event occurring; the individual signatory in the name and on behalf of each Seller which is an Entity is duly authorized to act on behalf of such Seller;

(b)

each of the Sellers who is an individual represents and warrants that there is no stipulation under his/her contract of marriage (or any similar institution in any other jurisdiction, such as pacte civil de solidarité in France) which prevents the sale or contribution of his/her Transferred Securities solely by himself/herself (i.e. without the intervention of his/her spouse or partner);

(c)

each Seller has the power, lawful authority and legal capacity to enter into this Agreement, to perform its obligations hereunder and to complete the transactions contemplated herein and has obtained all necessary consents and authorizations required to be obtained by it (and not by the Purchaser) to perform this Agreement (subject, prior to Closing, to any Required Clearance and the accuracy of the representations and warranties of the Purchaser under Section 8);

(d)

the execution and delivery by each of the Sellers of this Agreement, the performance by each of the Sellers of their obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized in accordance with all provisions of the Organizational Documents of each Seller and with applicable Laws on the part of the Sellers (and such authorizations remain valid and current), and no other corporate action on the side of such Seller is necessary to authorize the same. This Agreement has been duly executed by each Seller and constitutes a legal, valid and binding obligation on each Seller, enforceable against it in accordance with its terms;

(e)	none of the Sellers nor any of its Connected Persons is:

(i)	a Sanctioned Person or is owned or controlled (as such term is defined by each Sanction Authority) by one or more Sanctioned Persons;

(ii)	located, incorporated, organized or resident in any Sanctioned Country; or

(iii)	otherwise subject to any Sanction.

No Conflict

Neither the entering into of this Agreement, nor the performance by a Seller of its obligations hereunder, nor the completion of the transactions contemplated herein does or will:

(a)	conflict with or violate any provision of the Organizational Documents of such a Seller, if it is an Entity;

(b)

violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default) under the terms of any Governmental Authorizations to which such a Seller is bound; or

(c)	subject to obtaining the Required Clearance, constitute a violation by such Seller of any Laws or judgments.

Consent

Each Seller has obtained all necessary consents or authorizations from, notice to, waiver from or other action by or to any Person under any agreement to which a Seller is a Party is required to be made or obtained by it (subject, prior to Closing, to the obtaining of any Required Clearance and the accuracy of the representation and warranty of the Purchaser under Section 8) in connection with: (a) the entering into of this Agreement by such Seller, or (b) the performance by such Seller of its obligations hereunder.

Additional Representations

(a)

each Seller owns, as of the date of this Agreement, the quantity of Transferred Securities set out opposite its name in Schedule (B)(i) (or Schedule (B)(ii) if relevant), as updated in accordance with Section 5.2(a)(iv) as the case may be; and

(b)

each Seller will, at Closing, be the sole owner of the Transferred Securities that it will sell to the Purchaser and such Transferred Securities will, on the Closing Date, be fully paid up, validly issued and free and clear from any Encumbrance.

9.2	Additional Representations by the Sellers on a Several Basis

The Sellers represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser the following:

(a)

on the Closing Date, the Securities represent 100% of the capital and voting rights of the Company. On the Closing Date, the Company has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever; there are no options or other agreements or undertakings pursuant to which the Company shall be or may become obliged to issue or transfer any shares, warrants or other securities of any nature whatsoever;

(b)

the Company is duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation, and is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings.

(c)	the pro-rata portion of the share capital of each Subsidiary owned by the Company is validly issued and fully paid-up; and

(d)	subject to the release of the Encumbrances existing in relation to the Existing Facilities Agreements, the securities owned by the Company in the Subsidiaries are free and clear from all Encumbrances.

9.3	Additional Representations by the FinCo Shareholders on a Several Basis

The FinCo Shareholders represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser that:

(a)

the FinCo Shares represent 100% of the capital and voting rights of FinCo. On the Closing Date, except for the FinCo Shares, FinCo has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever; and there are no options or other agreements or undertakings pursuant to which FinCo is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever;

(b)	FinCo is duly organized and validly existing under the Laws of France, and is not in a state of insolvency (en état de cessation des paiements), nor subject to any Bankruptcy Proceedings;

(c)

FinCo is solely engaged (and has always solely been engaged) in the business of owning Securities issued by the Company and has no, nor has it ever had any, asset, other than Securities and cash, and has no, nor has it ever had any, employees. Except for the Securities, FinCo does not hold, and has never held any other interest, directly or indirectly, in an Entity;

(d)

FinCo is not involved, and has never been involved, in any litigation or other legal or administrative proceedings and none of the Sellers has received written notice of any such litigation or other legal or administrative proceedings; and

(e)	The Securities held by FinCo will, at Closing, be free and clear from any Encumbrance.

10.	INDEMNIFICATION BY THE SELLERS

10.1	Nature of the Sellers’ Obligations

(a)

The sales by the Sellers of their respective Transferred Securities are to be separate and several sales, and the representations, warranties, covenants, agreements and the other undertakings of the Sellers set forth in this Agreement are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement, in accordance with the allocation rules set forth in Section 10.5 below.

(b)	Each Seller undertakes to indemnify the Purchaser as from the Closing Date and subject to the occurrence of Closing for any Loss actually incurred by the Purchaser which:

(i)	has its origin or cause prior to Closing; and

(ii)

is the direct consequence (to the exclusion of consequential or indirect damages) of (x) any inaccuracy in the representations and warranties made by such Seller, individually or severally, in Section 9 or (y) any breach of covenants, undertakings and other obligations of such Seller, individually or severally, hereunder.

(c)	For the purpose of the obligations of indemnification of the Sellers as set forth in Section 10.1(b):

(i)

all provisions of this Section 10 shall apply to any claim made by the Purchaser for indemnification of any Loss occuring as a direct consequence of any breach or inaccuracy of any of the representations and warranties under Section 9; and

(ii)

Sections 10.5, 10.7(a), 10.7(c) and 10.7(d) only shall apply to any claim made by the Purchaser for indemnification of any Loss occuring as a direct consequence of any breach of any of the covenants, undertakings and other obligations hereunder.

10.2	Computation

(a)

Losses shall not include any Taxes arising from the payment for the indemnification of such Losses and any amount of Tax relief directly attributable to the matter, event or circumstance giving rise to a Loss shall be deducted from the amount of such Loss. In addition, for the avoidance of doubt, any reduction of carried back or forward Tax losses shall not constitute a Loss.

(b)

The liability of the Sellers shall be reduced by the amount, if any, by which any Tax which would otherwise be payable by the Purchaser, FinCo or any Group Company, is reduced or extinguished as a result of the fact or circumstance giving rise to the claim. The Purchaser shall be obliged timely to take (and cause FinCo or the relevant Group Company timely to take) all lawful and reasonable steps to effect such reduction or extinction of Tax liability.

(c)

No Loss shall be indemnified by the Sellers in respect of any Loss if FinCo or any of the Group Companies has an enforceable right of recovery in respect to such Loss from any third party, including under an insurance coverage. In the event such enforceable right of recovery covers only part of a Loss, such Loss shall be indemnified by the Sellers only for the part of the Loss not covered by such enforceable right of recovery. In the event the Purchaser actually recovers an amount in connection with a Loss already indemnified by the Sellers, the Purchaser shall promptly repay the Sellers any such amount.

(d)	No Loss shall be indemnified by the Sellers to the extent that any such Loss or any part thereof results from:

(i)

any breach of the representations and warranties of which the Purchaser had knowledge as at the date hereof, it being agreed that the Purchaser shall be deemed to have the knowledge of its Connected Persons and to be fully aware of any of the content of the Disclosed Information including of this Agreement (including any Schedule hereto);

(ii)

any act or voluntary omission of the Purchaser or any of its Affiliates or, for the period after the Closing Date, FinCo or any of the Group Companies (including a non-mandatory change in the accounting principles or Tax policies, bases or practices of FinCo or any of the Group Companies, a reorganization, a winding up or cessation of any activity, a change in the nature or conduct of any activity carried out by FinCo or any Group Company);

(iii)	any act or omission of any Seller (or its Connected Person) or FinCo or any Group Company prior to Closing taken at the request of or with the consent of the Purchaser or any of its Affiliates;

(iv)

the failure by the Group Companies to renew or subscribe, on or after the Closing Date, to a new insurance coverage at least as protective as the one or any Governmental Authorizaion, permit or licence existing as of the date hereof;

(v)

the passing of, or any change (even with a retroactive effect) in, any Law (including the accounting principles) or administrative practice after the date hereof, including (without prejudice to the generality of the foregoing) any increase in the Tax rates, any imposition of Tax or any withdrawal of Tax relief; or

(vi)

any amount referred to in any reserve, provision or other liability recorded in the last audited financial statement of the Company or referred to in the VDD Reports to the extent it relates to the matter, event or circumstance which gave rise to the Loss.

(e)

For the avoidance of doubt, notwithstanding anything to the contrary, except in the case of fraud or dol, the Sellers shall not bear any responsibility in excess of one (euro) in respect of the Business R&W which are only to be addressed by the W&I Insurance.

10.3	Double Claims

(a)

If the same facts, matters or circumstances give rise to the breach of more than one of the representations and warranties of Section 9, such facts, matters or circumstances shall give rise to a full single indemnification but shall not give rise to indemnification more than once.

(b)

The Purchaser shall not be entitled to recover, directly or through FinCo or any Group Company, from the Sellers under this Agreement or under any other agreement entered into in connection with the Transaction, more than once in respect of the same Loss, and accordingly the Sellers shall not be liable under this Agreement if and to the extent that the Loss is or has been or may be recovered under another such agreement or following any claim whatsoever made by the Purchaser, FinCo or any Group Company under any ground other than under this Agreement.

(c)	In particular, no Loss shall be indemnified by the Sellers under this Section 10 to the extent that such Loss is a Leakage giving right to a repayment obligation pursuant to Section 3.4.

10.4	Mitigation – Cooperation

(a)

The Parties shall use their commercially reasonable efforts, and, as the case may be, procure that FinCo and the Group Companies shall use their commercially reasonable efforts, to mitigate any Loss suffered or incurred by any of them or by FinCo or any of the Group Companies as a result of any of the Sellers’ or Purchaser’s representations and warranties being untrue or inaccurate (if any).

(b)

In the event that the Purchaser fails to make such commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything else to the contrary contained herein, the Sellers shall not be required to indemnify the Purchaser for that portion of any Loss that could reasonably be expected to have been avoided or reduced if the Purchaser had made such efforts.

(c)

If a breach of any of the representations and warranties of Section 9 occurs, then, to the extent that such breach is capable of being remedied, the Sellers shall be afforded a reasonable opportunity to remedy the subject matter of the breach and the Purchaser shall procure to the Sellers the assistance and the cooperation it may reasonably request in order to accomplish whenever possible such remediation.

(d)

Upon the Sellers’ Agent’s reasonable request, the Purchaser shall allow, and shall procure that FinCo and/or the relevant Group Company allows, the Sellers and their accountants and professional advisers to investigate the fact, matter or circumstance alleged to give rise to a claim hereunder and whether and to what extent any amount is payable in respect of such claim, and the Purchaser shall give, and shall procure that FinCo and/or the relevant Group Company gives, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Sellers or their accountants or professional advisers may reasonably request. The Sellers agree to keep all such information confidential and only to use it for the purpose of the claim.

10.5	Allocation of Liability – Maximum Liability

(a)	Under circumstances where a claim may be validly made:

(i)

against a Seller under this Agreement, in relation to the representations and warranties set forth in Section 9.1 or in relation to any breach of any covenant, undertaking and other obligations of a Seller set forth in this Agreement, such Seller shall be solely responsible; and

(ii)

against all or any of the Sellers under this Agreement, in relation to the representations and warranties set forth in Section 9.2, the amount claimed by the Purchaser against any single Seller shall not exceed the product of (x) such Seller’s Attributable Fraction, and (y) the total amount which could be claimed at such time by the Purchaser against all the Sellers (collectively);

(iii)

against all or any of the FinCo Sellers under this Agreement, in relation to the representations and warranties set forth in Section 9.3, the amount claimed by the Purchaser against any single Seller shall not exceed the product of (x) such FinCo Seller’s Attributable Fraction, and (y) the total amount which could be claimed at such time by the Purchaser against all the FinCo Sellers (collectively).

(b)

The maximum aggregate amount for which a Seller may be liable in respect of any and all claims which may be made under this Agreement (including any reasonable attorneys’ and consultants’ fees incurred in the investigation, collection, prosecution and defense of any third party claim, fines and penalties in connection therewith) shall in no event exceed such Seller’s Attributable Fraction of the Purchase Price; provided further that the Sellers’ aggregate liability under Section 9 and pursuant to any other obligations under this Agreement, shall in no event exceed the Purchase Price. In addition, for the avoidance of doubt, notwithstanding anything to the contrary, the Sellers shall not bear any responsibility in excess of one (euro) in respect of the Business R&W which are only to be addressed by the W&I Insurance.

(c)

The Purchaser expressly acknowledges and agrees that without prejudice to Section 3.4 the Purchaser’s sole recourse against any Seller in relation to the Transfer of the Transferred Securities shall be under this Section 10, and no Seller shall be liable to the Purchaser otherwise than as expressly stated therein and subject to the limitations set out therein.

10.6	Conduct of Claims – Time Limitation

(a)

Any claim against one or more of the Sellers pursuant to this Agreement shall, to be valid, be made after the Closing Date and be notified to the Sellers’ Agent (i) in the case of a third party claim, within fifteen (15) days of the receipt of such third party claim, or (ii) in all other cases, within twenty (20) days of the date on which the Purchaser becomes aware of the fact or event giving rise to such claim.

(b)

The claim notice must specify in detail (i) the representations and warranties of this Agreement which are alleged to have been breached, (ii) the fact, matter or circumstance which gives rise to the claim, (iii) the nature of the alleged Loss and (iv) the amount claimed in respect thereof setting forth the Purchaser’s computation of the alleged Loss (such amount shall be provided as soon as it is determined if not known at the time of the claim notice).

(c)

Failure to comply with the above requirement will not render the claim notice invalid, but the right to an indemnification shall be reduced by the amount of the Loss suffered by the Sellers as a result of such failure.

(d)

To the extent a claim is made as a result of or in connection with a claim made by a third party, the Purchaser shall propose (by the sending of a written notification) to the Sellers’ Agent (who can delegate to any relevant Seller(s)) to conduct any such claim:

(i)

in case the Sellers’ Agent refuses to conduct (directly or indirectly) any such third-party claim or failure of the Sellers’ Agent to notify in writing the Purchaser of its intention to conduct the third-party claim within ten (10) Business Days of the receipt of the notification sent by the Purchaser, the Purchaser (x) shall join the relevant Sellers to the defense of the claim, provide all information required in connection with such claim and its progress (to the extent such information is relevant in respect of the claim made by the Purchaser) and take into account their reasonable comments and (y) shall not settle, compromise or admit any liability in respect of such third party claim without the written consent of the relevant Sellers;

(ii)

in case the Sellers’ Agent notifies in writing the Purchaser of its intention to conduct the third-party claim within ten (10) Business Days of the receipt of the notification sent by the Purchaser, the Purchaser shall cooperate, provide all information required in connection with such claim and its progress, take such action as the Sellers’ Agent (or the relevant Sellers) may reasonably instruct the Purchaser and/or the Group Companies to avoid, resist, dispute, appeal, compromise, remedy or defend such third party claim;

failing which the Purchaser shall not be entitled to make any claim in respect of any Loss or any part thereof in relation to such third party claim, and shall not be indemnified in respect of any such Loss or any part thereof.

(e)

No claim shall give rise to an indemnification obligation if notice of such claim is made after a period of twelve (12) months as from the Closing Date (the “Expiry Date”), it being specified that this time limit shall not apply to the representations and warranties set forth in Section 9.1 which shall fall under the applicable statutes of limitation.

(f)

If a claim is made before the Expiry Date, it shall be deemed withdrawn three (3) months after the Expiry Date unless judicial proceedings in respect of it have been commenced and are pursued with reasonable diligence prior to the expiration of such three (3) month period if the relevant claim has not been agreed by the concerned Sellers.

(g)	The Purchaser shall no longer be entitled to seek indemnification from the Sellers

(i)

in connection with this Agreement, and in particular in connection with the representations set out in Section 9, in the event of a change of Control of the Purchaser or (ii) in connection with any Loss relating to any Group Company which is no longer Controlled by the Purchaser.

(h)	No claim may be made against a Seller in respect of Section 9.2 unless it is made and pursued against all the Sellers.

10.7	Payments

(a)

The payment of any sum due by the Sellers to the Purchaser under this Section 10 shall be made within thirty (30) days of the date when the amount of the Sellers’ liability to the Purchaser shall have been finally determined pursuant to either an amicable settlement between the Purchaser and the Sellers or a final and non- appealable decision of a court of competent jurisdiction (“décision définitive purgée de toute voie de recours”).

(b)

If the Sellers pay an amount in discharge of any claim under this Agreement and the Purchaser or any Group Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount in respect of the same Loss (including, for the avoidance of doubt, insurance receipt), the Purchaser having received the payment from the Sellers shall promptly pay on behalf of itself or of the relevant Group Company (for the Purchaser), as the case may be, to the Sellers the amount so recovered (up to the amount previously paid by the Sellers to the Purchaser).

(c)

Notwithstanding the use of the term “indemnification” herein with respect to the Sellers’ obligations under this Section 10, the Parties hereby agree that any payment made by the Sellers in accordance with this Section 10 shall be deemed to be a reduction in the Purchase Price and agree to treat any such payment as such for all tax, accounting and financial reporting purposes.

(d)

The indemnification provided for in this Section 10 shall constitute the Purchaser’s exclusive remedy in respect of any breach of representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement and the Purchaser herein waives any right that it may have with respect thereto or any applicable Law, including the right to claim for rescission of this Agreement or further indemnification for its Losses in relation thereof.

10.8	W&I Insurance

(a)

Prior to the date hereof, the Purchaser informed the Sellers that it intended at its own cost and risk to subscribe an insurance policy (the “W&I Insurance”) to receive coverage for certain risks and liabilities which may arise with respect to the Transferred Securities, the Group Companies or their businesses.

(b)

In that respect, the Sellers expressed their willingness to enter into this Agreement on the express condition that no liabilities may be sought against the Sellers in connection with such W&I Insurance, it being specified the Sellers (other than Tikehau, the Other FinCo Shareholders and the CA Sellers) agree to cooperate with the Purchaser and use its best efforts to do all things that the Purchaser may reasonably request in order for the Purchaser to subscribe the W&I Insurance, in particular by entering into the Warranty Deed with the Purchaser providing for customary business representations and warranties with respect to the Group Companies and their business (the “Business R&W”).

(c)

The Parties acknowledge that the Sellers shall be under no liability with respect to (i) any breach of the Business R&W, and generally, to (ii) the W&I Insurance and in addition shall bear no liability as a result of any inability of the Purchaser to recover the full extent of its losses pursuant to the W&I Insurance whether by reason of any defect, invalidity, illegality, unenforceability, expiry, termination or repudiation of any W&I Insurance, any legal limitation, disability or incapacity of the insurer under the W&I Insurance, or any insufficiency or inadequacy of cover, or any excess payable, in respect of the W&I Insurance (or claim under any W&I Insurance).

(d)

The W&I Insurance shall include a binding and irrevocable waiver of all subrogation rights against the Sellers, except in the case of fraud or dol by the Sellers. The Purchaser shall not be permitted to amend the subrogation provisions of the W&I Insurance either prior to or after its Signing Date to the extent such amendment results in the insurers under the W&I Insurance or any third party having recourse against the Sellers or any Seller’s Connected Persons.

The Purchaser shall provide to the Sellers’ Agent (i) reasonably in advance of its signature the final draft of the W&I Insurance policy in order to entitle the Sellers’ Agent to make any comments, and (ii) a copy of the duly signed W&I Insurance policy as soon as possible after its signature.

(e)	The Purchaser shall bear any and all premiums and other fees and expenses due under the W&I Insurance.

(f)

The Purchaser shall indemnify and hold the Sellers and any Seller’s Connected Persons, harmless, on a euro for euro basis, from and against any Loss incurred or suffered by the Sellers or any Seller’s Connected Persons relating to or arising from any breach of the covenants in this Section 10.8. The Seller’s Connected Persons are expressly intended as third-party beneficiaries of this Section 10.8(f).

11.	PURCHASER PARENT GUARANTEE

(a)

In consideration of the Sellers entering into this Agreement, the Purchaser Parent hereby unconditionally and irrevocably guarantees to the Sellers the full, due and punctual performance and compliance by the Purchaser of all its obligations, commitments, undertakings, representations and warranties under or pursuant to this Agreement (the “Guaranteed Obligations”), which the Sellers hereby accept.

(b)	The liability of the Purchaser Parent under this Section 11 shall not be released or diminished by any variation of the Guaranteed Obligations.

(c)

If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Purchaser Parent shall, as soon as possible and in any event no later than five (5) Business Days following such default, unconditionally (i) perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Sellers as it would have received if the Guaranteed Obligations had been duly performed and satisfied by the Purchaser in accordance with this Agreement and (ii) indemnify and hold the Sellers harmless against any Loss incurred or suffered by the Sellers in connection with such default (including any Loss arising out of the late performance of the Guaranteed Obligations), if any.

(d)	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied in accordance with this Agreement.

(e)	The Purchaser Parent agrees to perform, and comply with, the Guaranteed Obligations as a primary obligor (and not merely as guarantor) jointly (solidairement) with the Purchaser.

(f)

The Purchaser Parent makes to the Sellers the representations and warranties set forth in Section 8, which shall apply mutatis mutandis as if references in Section 8 to the Purchaser were to the Purchaser Parent.

12.	TERMINATION

12.1	Primary Causes

(a)	This Agreement may be terminated, and the transactions contemplated herein may be disregarded, at any time prior to Closing:

(i)	by the mutual written consent of the Purchaser and the Sellers’ Agent (on behalf of all the Sellers);

(ii)

by the Sellers’ Agent upon written notice served to the Purchaser, if the Purchaser fails to file on a timely basis, unless the Purchaser is unable to file on a timely basis due to delays primarily caused by the Sellers failing to comply with their co-operation obligations under Section 4.2(h), the notification required to be filed by the Purchaser pursuant to Section 4.2(b);

(iii)

provided that the Condition Precedent set forth in Section 4.1 is either satisfied (and remains satisfied) or validly waived, and without prejudice to Section 6.4(c), by the Sellers’ Agent (on behalf of all the Sellers) upon written notice served to the Purchaser, if the Purchaser fails to comply with or it becomes certain that it will fail to comply with, any of its obligations set forth in Section 6 before the end of the Closing Date or, if the Sellers’ Agent sets a new Closing Date, before the end of such new Closing Date, it being expressly agreed that such termination would be in addition to and without prejudice to all other rights and/or remedies available to the Sellers against the Purchaser including the right to claim for damages or to set a new Closing Date pursuant to Section 6.4(c);

(iv)

provided that the Condition Precedent set forth in Section 4.1 is either satisfied (and remains satisfied) or validly waived, and without prejudice to Section 6.4(c), by the Purchaser upon written notice served to the Sellers’ Agent, if one or more Sellers fails to comply with or it becomes certain that they will fail to comply with, any of their obligations set forth in Section 6 before the end of the Closing Date or, if the Sellers’ Agent sets a new Closing Date, before the end of such new Closing Date, it being expressly agreed that such termination would be in addition to and without prejudice to the right of the Purchaser against the defaulting Seller to claim for damages or to set a new Closing Date pursuant to Section 6.4(c), and subject to Paragraph (b) below;

(v)	by the Sellers’ Agents upon written notice served to the Purchaser, should the Purchaser be in breach of any of its undertakings, in particular those set out in Section 8.4(b).

(b)

In the event that the Purchaser does not make a Closing Payment (in whole or in part) on the Closing Date in accordance with Section 6.2 and that the Sellers’ Agent do not terminate the Agreement as set forth above, such unpaid amount shall be increased to include an interest payment accruing thereon from the initial Closing Date at a rate of fifteen per cent (15%) per annum. Such interest shall accrue from day to day and shall be determined pro rata temporis on the basis of a year of 360 days. The foregoing shall apply mutatis mutandis in case of failure by a Seller to pay any amount due to the Purchaser under this Agreement.

12.2	Non-Satisfaction of the Required Clearance CP

In the event that Closing does not take place on or before the Long Stop Date, exclusively because the Required Clearance CP set forth in Section 4.1 is not satisfied or validly waived on such date, or ceased to be satisfied before or on such date (including by reason of its expiration, lapse, revocation, rescission, suspension, limitation or a prohibition by the Required Authority), this Agreement may be terminated by either the Purchaser or the Sellers’ Agent (on behalf of all the Sellers) upon written notice served to the non-terminating Party on the Business Day following the Long Stop Date.

12.3	Effect of Termination

In the event of the termination of this Agreement in accordance with this Section 12 or Section 6.4(c) above, this Agreement shall thereafter become void and have no effect, and no Party hereto shall have any liability to the other Party hereto or their respective Affiliates, directors, officers, employees or any other Persons, except for the obligations of the Parties hereto contained in this Section 11 and in Sections 13, 14.3, 14.4 and 14.17 hereof which shall survive any termination, and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

13.	CONFIDENTIALITY

13.1	Public Announcements

(a)

None of the Sellers nor the Purchaser shall, or shall permit any Affiliate which it Controls, or any of its Connected Persons to, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement or the transactions contemplated herein without the prior written consent of both the Sellers’ Agent and the Purchaser, which consent shall not be unreasonably withheld, except that each Party shall be permitted to make such public announcements as may be required by applicable Law and/or the requirements of any stock exchange upon which the securities of a Party or any of its Affiliates are listed. Such press release, public announcement or disclosure shall not disclose the Purchase Price unless required by applicable Law and/or the requirements of any stock exchange upon which the securities of a Party or any of its Affiliates are listed.

(b)

In the event any such press release, public announcement or other disclosure is required by Law to be made by the party proposing to issue the same, such Party shall notify the Purchaser and the Sellers’ Agent prior to the issuance or making of any such press release, public announcement or other disclosure and shall use its commercially reasonable endeavors to consult in good faith with the Sellers’ Agent and the Purchaser and to take into account the reasonable requirements of such Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure.

(c)

Except to the extent that any of the Sellers or any Group Company is required by applicable Law to make any such communication, the Sellers’ Agent and the Purchaser shall consult with each other concerning the means by which the Group Companies’ customers and suppliers and others having dealings with the Group Companies will be informed of the transactions contemplated by this Agreement.

13.2	Non-Disclosure

(a)

Each Party shall keep confidential all information relating to the Transaction, the terms and conditions of this Agreement or the transactions contemplated hereby and each Party shall take all appropriate actions to keep such information confidential.

(b)

The Purchaser shall, and shall procure that its Affiliates keep confidential all information provided to them by or on behalf of any Seller or otherwise obtained by or in connection with (x) this Agreement which relates to a Seller and, (y) if Closing does not occur, any of the Group Companies.

(c)

If, after Closing, any of the Group Companies holds confidential information relating to any of the Sellers, the Purchaser shall procure that such Group Company keeps that information confidential and, to the extent reasonably practicable, returns that information to the relevant Seller or destroys it, in each case without retaining copies.

(d)

Except as specifically contemplated by this Agreement, during the period from the date of this Agreement to Closing, neither the Purchaser nor one of its Affiliates shall, without the Sellers’ Agent’s prior written consent, engage in discussions with, continue discussions with, or otherwise communicate orally or in writing with any customer, supplier, distributor or other person having business dealings with any of the Group Companies with respect to any matter related to or affecting any of the Group Companies or any of the Group Companies’ businesses or operations before Closing.

(e)

Without limiting the generality of the foregoing, the Purchaser acknowledges that it shall continue to be bound by the confidentiality agreement they entered into in relation with the Transaction during such period from the date of this Agreement to Closing.

(f)	Notwithstanding the foregoing, the Parties may disclose any information in relation to the Transaction, this Agreement, the Sellers, the Purchaser or the Group Companies if and to the extent:

(i)	it is made pursuant to the terms of Section 13.1;

(ii)	it is made to the Required Authority for the purpose of obtaining the Required Clearance;

(iii)

required by the Law of any relevant jurisdiction or by any recognized securities exchange or by any Governmental Authority and provided that if a Party is required to disclose such information, it shall promptly notify the other Parties in writing where practicable and lawful to do so, before disclosure occurs and shall co-operate with the other Parties regarding the timing and content of such disclosure;

(iv)	required in connection with any claim or other legal proceedings to enable the disclosing Party to enforce its rights or remedies under this Agreement;

(v)

made or issued on a confidential basis by the Purchaser to its Affiliates (including its direct and indirect shareholders) and/or auditors in particular in the context of reporting obligations or to debt providers in connection with the financing of the Transaction;

(vi)	made or issued on a confidential basis by a Seller to its Affiliates (including its direct and indirect shareholders) and/or auditors in particular in the context of reporting obligations; or

(vii)	the information has come into the public domain otherwise than through a breach of this Section 13.2 or by a third party in breach of its confidentiality undertaking.

13.3	No recourse against non-Parties

(a)

All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement), may be made only against the Parties hereto. No person who is not a party to this Agreement, including without limitation any director, officer, board member, legal representative, employee, incorporator, member, direct or indirect partner or shareholder, Affiliate, agent, attorney, adviser or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability for any obligations or liabilities arising under or in connection with this Agreement or for any claim based on this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

(b)

No individual who, in his/her capacity as agent or legal representative of a Party, signs this Agreement or any agreement, certificate or other document in relation herewith on behalf of any Party hereto (“Non-Party Individuals”) shall have any liability for any obligations or liabilities arising under or in connection with this Agreement or any agreement, certificate or other document in relation herewith, or for any claim based on, in respect of this Agreement or any agreement, certificate or other document in relation herewith, or their negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Individual. Non-Party Individuals are expressly intended as third party beneficiaries of this provision of this Agreement.

14.	MISCELLANEOUS

14.1	Further Actions

Subject to the terms and conditions provided herein, each of the Parties shall use its reasonable endeavors to take all measures or to ensure that all measures necessary or advisable under applicable Laws are taken in a timely manner for the completion of the transactions contemplated by this Agreement (and in particular the satisfaction of the Required Clearance CP). In the event that after the Closing Date, any additional measures are necessary or desirable for the completion of the transactions contemplated herein, the Parties shall take all such measures, or shall ensure that they are taken.

14.2	Sellers’ Agent

(a)	Appointment of the Sellers’ Agent. Each of the Sellers hereby appoints irrevocably and exclusively Tikehau as its agent (mandataire) (the “Sellers’ Agent”) to, in its name and on its behalf:

(i)	receive notices under this Agreement;

(ii)

at Closing, sign and deliver transfer forms (ordres de mouvement) in favor of the Purchaser in respect of its Transferred Securities as well as any resignation letter, warranty deed relating to Business R&W and other ancilarry documents required for the Closing;

(iii)	receive and distribute any payments made by the Purchaser under this Agreement;

(iv)	deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers’ Agent);

(v)	handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and

(vi)	more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Section 11);

(b)

Sellers’ Agent Expenses. The Sellers hereby expressly authorize the Sellers’ Agent to notify to the Purchaser the Sellers’ Agent Expenses it and the other Sellers have incurred (including the fees of the Sellers’ advisors).

(c)	Information of the Sellers. The Sellers’ Agent shall promptly inform the Sellers of any notices it receives from the Purchaser pursuant to this Agreement.

(d)

No liability. Any decision or act taken by the Sellers’ Agent under this Agreement shall bind the Sellers (including any amendment hereto) and the Purchaser can rely on any decision or act taken by the Sellers’ Agent under this Agreement, but the Sellers’ Agent shall not bear any liability to the Sellers whatsoever, except for fraud, gross negligence or willful misconduct, in its capacity as agent of the Sellers under this Agreement.

(e)

Waiver. Each Seller being an individual waives his/her rights under paragraph 2 of article 1161 of the French Civil Code and authorizes the Sellers’ Agent to represent more than one person for the purpose of this Agreement.

(f)

Successors. The Sellers’ Agent or its successors may at any time notify the Purchaser and the Sellers that it does not wish to continue to act as agent for all or part of the Sellers, provided, however, that the termination of a Sellers’ Agent’s appointment will not be effective vis-à-vis the Purchaser unless and until a new Person is designated as the Sellers’ Agent by the Sellers under this Agreement.

14.3	Notices and Communications

(a)

All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be: (w) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (x) sent by registered mail (postage prepaid, return receipt requested) (lettre recommandée avec demande d’avis de reception) or by an overnight courier service of recognized international standing (all charges paid); (y) sent by email and, except if receipt is confirmed by the recipient at the latest within two (2) Business Days following the day on which the e-mail was sent, confirmed by registered mail (postage prepaid, return receipt requested) posted no later than the third (3rd) following Business Day, it being provided that, in such a case, all time periods referred to in this Agreement shall be automatically extended by three (3) more Business Days; or (z) delivered via and electronic signature platform (e.g., Docusign), to the relevant Party at its address or email set forth below:

If to the Purchaser, to:	LOAR GROUP INC.
20 New King Street,
White Plains,
NY 10604,
ATTN: Dirkson Charles and Sean Peppard
EMAIL: [***]
and [***]

with a copy to:

Squire Patton Boggs
7, rue du Général Foy – 7008 Paris
Attn: Tony Reed
Email: tony.reed@squirepb.com

If to a Seller, to the Sellers' Agent:	TIKEHAU INVESTMENT MANAGEMENT
32, rue de Monceau – 75008 Paris
Attn: François-Joseph Khoury
Email:
[***]

with a copy to:

HOGAN LOVELLS (PARIS) LLP
17, avenue Matignon – 75008 Paris
Attn: Stéphane Huten and Arnaud Deparday
Email: stephane.huten@hoganlovells.com
and arnaud.deparday@hoganlovells.com

or to such other Persons or at such other addresses as hereafter may be notified by the Purchaser or the Sellers’ Agent to the other.

(b)	A notice or a communication shall be deemed to have been received:

(i)	at the time of delivery if delivered personally or via an electronic signature platform (as mentionned the certificate summary issued by such electronic signature platform);

(ii)

at the time of transmission if sent by email, provided that the sending is confirmed provided that the sending is confirmed by a registered post (lettre recommandée avec demande d’avis de réception) sent no later than the following Business Day; or

(iii)	on the day of the first presentation of the notice if sent by pre-paid registered mail (postage prepaid, return receipt requested) (lettre recommandée avec demande d’avis de reception).

14.4	Costs and Expenses

(a)

Whether or not the transactions contemplated herein are completed, except as otherwise expressly provided herein or as otherwise specifically agreed in writing by the Parties, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the completion of the transactions contemplated herein.

(b)

Any transfer or stamp Taxes (including any droits d’enregistrement) or similar levies that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Securities pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers’ Agent with evidence of the payment of any such Taxes or levies promptly upon the written request of the Sellers’ Agent.

14.5	Absence of third-party rights – Assignment

(a)

Except as expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that none of the Parties shall assign, transfer or delegate any of its rights, obligations, interests, benefits, actions or claims created under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assignees and, except for Section 7.2, nothing herein, express or implied, is intended to or shall confer upon any other Person or Entity any right, claim, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)

Notwithstanding the foregoing, the Purchaser shall have the right to assign or transfer the right to receive any amounts payable by any of the Sellers in relation to this Agreement for the benefit of any lender having provided financing for the transactions contemplated by this Agreement, and the Sellers shall deliver any documents reasonably required to effect any such assignment or transfer; provided that: (i) the Purchaser shall remain fully liable for all of its obligations and liabilities under this Agreement; (ii) all reasonable costs of the Sellers involved in preparing and delivering any such assignment or transfer shall be paid by the Purchaser; (iii) no such assignment or transfer shall be valid with respect to a Seller unless and until validly notified to it by a document signed by the Purchaser and the relevant assignee/beneficiary; and (iv) under no circumstances may Closing be hindered or delayed or the obligations or liabilities of any of the Sellers be increased as a result of any such assignment or transfer.

(c)

Each of the Sellers (x) acknowledges that the Purchaser intends to substitute and assign all of its rights and obligations under this Agreement as soon as reasonably practicable after the date hereof to a newly incorporated Affiliate of the Purchaser (“Newco”) and (y) agrees that:

(i)

such substitution shall become effective upon written notice to the Sellers’ Agent (the “Substitution Notice”), subject to (x) the Newco benefitting, as if it was the initial beneficiary of such commitment from the binding commitments attached hereto as Schedule 8.4(b), and (y) the Purchaser Parent being for all purposes of this Agreement jointly and severally (solidaire) with the NewCo (which is expressly agreed hereby);

(ii)

upon receipt of the Substitution Notice by the Sellers’ Agent, the Purchaser shall be unconditionally and irrevocably released from all of its obligations under this Agreement, but without prejudice to the Guaranteed Obligations which shall continue to bind the Purchaser Parent (as if the NewCo was the initial Purchaser); and

(iii)	Newco shall be deemed to have replaced the Purchaser and all references in this Agreement to the “Purchaser” shall be construed accordingly.

14.6	Heirs and Successors

This Agreement shall be binding upon the executors, heirs and successors of the Parties, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise, without any notification under article 877 of the French Civil Code (Code civil) being required on the part of the other Parties.

14.7	Entire Agreement

This Agreement (together with the confidentiality agreement they entered into in relation with the Transaction) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement may be used to show the intent of the parties in connection with this Agreement or shall otherwise be admissible into evidence in any proceeding or other legal action involving this Agreement.

14.8	No hardship

Each Party hereby acknowledges that the provisions of article 1195 of the French Civil Code (Code civil) shall not apply to this Agreement. Accordingly, each of the Parties represents that it accepts any risk relating to, or resulting from, the potential occurrence of an unforeseeable change of circumstances (changement de circonstances imprévisible) within the meaning of article 1195 of the French Civil Code (Code civil), and therefore agrees that it shall not be entitled to claim for a renegotiation of the terms of this Agreement nor for the termination of the same.

14.9	Counsels and legal advisors

Each Party agrees that it has been represented by counsel during the negotiation and execution of this Agreement and that all Parties have participated jointly in the drafting of this Agreement. Therefore:

•

each Party agrees that it was able to independently and freely assess the scope and extent of its rights and obligations under this Agreement and waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document;

•

none of the lawyers or professional advisors shall be considered as the sole legal drafter of this Agreement on behalf of all the Parties, and each Party agrees and acknowledges that this Agreement shall not be qualified as an adhesion contract pursuant to the provisions of article 1110 of the French Civil Code (Code civil).

14.10	No Prior Notice of Breach

Pursuant to article 1344 of the French Civil Code (Code civil) and except as otherwise provided herein, the sole non-performance by a Party of any of its obligations, undertakings or covenants under this Agreement on the date where such performance is due will constitute a sufficient prior notice of breach (mise en demeure) to such Party in default and no further action or formal notice will be required on the part of the other Parties.

14.11	Explicit waivers of the Purchaser

The Purchaser hereby explicitly and irrevocably waives its right (i) to benefit from the provisions of article 1223 of the French Civil Code (Code civil) and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided), (ii) to benefit from the provisions of article 1226 of the French Civil Code (Code civil) to terminate or intend to terminate the Agreement and (iii) as far as permitted by Laws, the benefit of article 1190 and 1602 of the French Civil Code (Code civil).

14.12	Specific Performance

The Purchaser agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. Notwithstanding any provision to the contrary, the Purchaser herein explicitly acknowledges and agrees that the Sellers may ask for the specific performance (exécution forcée) of the Purchaser’s undertakings if it breaches its obligations to purchase the Securities and to pay the Purchase Price under the Agreement, pursuant to the article 1221 of the French Civil Code (Code civil), in addition to any other remedy to which they are entitled to at Law or by this Agreement. The Purchaser agrees and acknowledges that specific performance is feasible and that there is no disproportion between the cost of such specific performance (exécution forcée) for the Purchaser and its purpose for the Sellers claiming the same.

14.13	Effect of the Agreement

Each Party unconditionally and irrevocably waive any right it may have to claim for the rescission of this Agreement under articles 1186 and 1187 of the French Civil Code (Code civil) upon any agreement, covenant or undertaking necessary for the performance of this Agreement or the consummation of the transactions provided herein becoming invalid, illegal or unenforceable in any jurisdiction for any reason whatsoever.

14.14	Intangibility of the Agreement

The Parties acknowledge that the provisions herein are intangible and irrevocable. Any intention of a Party to amend, supplement or otherwise modify the provisions herein without the consent of the other Parties shall be of no effect whatsoever. The Parties hereby agree in advance that any breach of the foregoing provisions shall be sanctioned by the provisions of article 1222 of the French Civil Code (Code civil).

14.15	Waivers and Amendments

No modification of or amendment to this Agreement shall be valid unless in a written addendum signed by the Parties hereto referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in writing signed by the Party waiving its rights referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

14.16	Severability

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and as may be valid and enforceable.

14.17	Governing Law and Disputes

(a)	This Agreement shall be governed by and construed in accordance with French Law.

(b)

Any dispute, controversy, proceedings or claim of whatever nature arising out of or in in connection to this Agreement (or any matters contemplated under this Agreement) or its formation or its validity or its interpretation or its performance shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de commerce de Paris).

14.18	Electronic signature

The Parties hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated 23 July 2014 and articles 1366 et seq. of the French Code civil. For this purpose, the parties agree to use the online platform DocuSign (www.docusign.com). Each of the Parties decides (i) that the electronic signature which it attaches to this document has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this document.

Each of the Parties acknowledges and accepts that the signature process used by the Parties to electronically sign this document enables each of them to have a copy of this document on a durable medium or to have access to it, in accordance with article 1375 paragraph 4 of the French Code civil (Code civil).

[signatures on the next page]

[•]	[•]
By: [•]	By: [•]
Duly authorized	Duly authorized

[•]	[•]
By: [•]	By: [•]
Duly authorized	Duly authorized

[•]	[•]
By: [•]	By: [•]
Duly authorized	Duly authorized

LIST OF SCHEDULES

Schedule (6)	List of Other FinCo Shareholders

Schedule (8)	List of the Other Individual Sellers

Schedule (9)	List of other Original Sellers

Schedule (B)(i)	Allocation of the Securities

Schedule (B)(ii)	Allocation of the FinCo Shares

Schedule (C)	Organizational chart of the Group Companies on the date hereof

Schedule 1.1	Permitted Leakage

Schedule 3.2	Unitary Prices

Schedule 5.1	Form of Additional Seller Instrument of Adherence

Schedule 5.7	Warranty Deed

Schedule 6.3(a)(iv)	Resignation letter model and List of the Persons resigning at Closing

Schedule 6.3(b)(iv)	“Know Your Customer” (KYC) documents

Schedule 8.4(b)	Financing Commitments